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                                                                    Exhibit 10.2

                            ASSET PURCHASE AGREEMENT
                                    BETWEEN
                         VIKING BUILDING PRODUCTS, INC.
                                      and
                AMERICAN BUILDERS & CONTRACTORS SUPPLY CO., INC.
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                           ASSET PURCHASE AGREEMENT

     THIS AGREEMENT, made and entered into as of this 12/th/ day of April, 1997, by and between Viking Building Products, Inc., a Connecticut corporation with principal offices at 33-39 John Street, New Britain, CT 06051 ("Seller") and American Builders & Contractors Supply Co., Inc., a Texas corporation with principal offices at One ABC Parkway, Beloit, WI 53511 ("Buyer").

                              W I T N E S S E T H:
                              -------------------

     WHEREAS, Seller is engaged in the distribution and sale of roofing, windows, siding, building products and related accessories (the "Business"); and

     WHEREAS, Buyer desires to purchase, and Seller desires to sell substantially all of the assets and properties identified on the books and records of, or used in connection with, the Business, which assets and properties are currently held by Seller and more particularly described herein below, and, as part of such purchase and sale, Buyer is willing to assume certain specific obligations and liabilities of the Business, subject, in each case, to the exceptions provided for herein; and

     WHEREAS, in connection with the transactions contemplated herein, Buyer desires to purchase and Viking Aluminum Products, Inc. ("VAP"), Seller's affiliate, desires to sell certain of its assets used in connection with its distribution business in Berlin, Connecticut, its Andersen and Windsor Windows fabrication assets and its business related to the production of gutter accessories ("Rain Ware") (but excluding any assets associated with VAP's other manufacturing facilities or other businesses); and

     WHEREAS, contemporaneously with the transactions contemplated herein, and as a condition to the sale by Seller to Buyer of substantially all of the assets of the Business, Buyer has agreed directly or through affiliates to acquire the real estate properties used by the Seller in connection with the Business (identified below as the "Trachten Real Estate Properties") or, under circumstances specifically set forth in the contracts of sale being entered into with respect to each of the Trachten Real Estate Properties in the form of Exhibit A annexed hereto (collectively the "Trachten Real Estate Contracts"), to lease rather than acquire any one or more of the Trachten Real Estate Properties;

     NOW, THEREFORE, in consideration of the premises and the mutual representations, warranties, covenants and agreements as to which the parties acknowledge the sufficiency thereof, and upon the terms and subject to the conditions hereinafter set forth, the parties do hereby agree as follows;

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                                 ARTICLE I

                          SALE AND PURCHASE OF ASSETS

          1.01. Transfer of Assets. Subject to the terms and conditions of this Agreement, and except as otherwise specifically provided herein, on the Closing Date (as defined in Article 3.01 hereof), Seller shall sell, assign, transfer and convey to Buyer, and Buyer shall purchase, acquire and accept from Seller, free and clear of all Liens (as defined in Article 4.01 hereof), all of the Seller's right, title and interest in and to all the assets, properties, contracts and rights identified on the books and records of, or used in connection with, the Business, of every kind and description, wherever located, whether tangible or intangible, real or personal or mixed, as the same shall exist as of the Closing (as defined in Article 3.01 hereof) (collectively, the "Assets"). The Assets shall include all assets, properties, contracts and rights described in the following paragraphs (i) through (xiv):

          (i) all leasehold improvements used in the operation of the Business listed in Schedule 1.01 (i) of this Agreement and as more fully described in
Article 4.04 hereof ("Leasehold Improvements"), but excluding leasehold improvements which have become affixed to and part of the Trachten Real Estate Properties which are the subject of the Trachten Real Estate Contracts;

          (ii) all furnishings, furniture, office equipment and supplies, commercial vehicles, spare parts, tools, machinery, equipment, personal property and other tangible property wherever located that are identified on the books and records of, or used in connection with, the Business, including, without limitation, those listed in Schedule 1.01(ii) of this Agreement (except as disposed of in the ordinary course of business consistent with past practice and not in violation of any provision of this Agreement) (together with the Assets described in clause (iv), the "Equipment");

          (iii) all computer systems, computer hardware, databases and software programs, source codes and user manuals used in the operation of the Business wherever located, including, without limitation, those listed in Schedule 1.01
(iii) of this Agreement, together with dedicated telephone lines and telephone numbers used in connection with such computer systems;

          (iv) all fixed assets, other than the items described in clause (ii), that are identified on the books and records of, or used in connection with, the Business (including, without limitation, those listed in Schedule 1.01 (iv) of this Agreement);

          (v) all quantities of inventory, including raw materials, bulk, components, work-in-process, finished goods, promotional items, packaging materials and supplies as more fully defined in Article 2.04 ("Inventory") and identified on the books and records of, or used in connection with, the Business and all purchase orders for Inventory ordered by Seller in the ordinary course of business but not received as of the Closing Date (Seller shall deliver at Closing, a Schedule of pending purchase orders);

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          (vi) all rights of the Seller under or pursuant to all warranties, representations and guarantees made by suppliers, manufacturers and contractors in any way related to the Business or affecting the Assets described above (except to the extent relating to or affecting the Excluded Assets or the Excluded Liabilities);

          (vii) all rights, title and interests, if any, of the Seller in and to patents and patent applications owned by the Seller or licensed to the Seller by third parties and used or held by Seller in connection with the Business, and all rights and interests of the Seller in and to research, development, processes, trade secrets, knowhow, inventions, formulae, process technology, confidential information and engineering and other technical information (whether in hard copy or computer format or any other tangible form), whether owned by Seller or licensed from third parties by Seller, in any way related to the Business (including, without limitation, in each case, those listed in Schedule 1.01(vii) of this Agreement, and trade secrets and know-how which have no physical embodiments);

          (viii) subject to the provision below in this paragraph (viii) with respect to the name "Viking," the name "Viking Building Products" and the Viking logo, all rights, title and interests of the Seller in all jurisdictions in and to names, tradenames, trademarks and service marks used or adopted, whether registered or unregistered, and copyrights, and registrations of and applications to register the same, owned by Seller or licensed to Seller by third parties and identified on the books and records of, used in connection with, or in any way related to, the Business, including, without limitation, in each case, those listed in Schedule 1.01 (viii) of this Agreement, and any and all goodwill represented by or pertaining to any of the foregoing (collectively, together with the rights and interests described in clause (vii) above, the "Proprietary Rights"). With respect to the "Viking" name, the name "Viking Building Products" and the Viking logo, the Seller hereby grants to Buyer an exclusive license for a term of five (5) years, commencing the date of Closing, of all of Seller's right, title and interest in and to the name "Viking," the name "Viking Building Products" and the Viking logo, for use in conjunction with the Buyer's continuation of the Business being acquired herein, provided, however that nothing herein shall be deemed to prevent or in any way limit the use of the name "Viking" or the Viking logo by VAP or any of its affiliated entities after the Closing in any business which does not violate Article 8.01 of this Agreement;

          (ix) all contracts (excluding collective bargaining agreements, pension and profit sharing plans), agreements, licenses, rights to receive royalties, arrangements and/or commitments of any kind in any way related to the Business or Assets, and listed in Schedules 1.01(ix) and 4.04 of this Agreement, and all customer purchase orders ordered in the ordinary course of business or other commitments to purchase products from Seller which have not been shipped as of the Closing Date, whether or not listed in Schedules 1.01 (ix) or 4.04 of this Agreement;

          (x) all customer and vendor lists in any way related to the Business, and all files and documents (including credit information) to the extent relating to customers and vendors of the Business and other business and financial records, files, books and documents (whether in hard copy or computer format or any other tangible form) in any way related to the

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Assets and/or the Business, including sales and advertising materials, sales, distribution and purchase correspondence, personnel and employment records, any information relating to taxes imposed on Assets and trade association memberships (including, without limitation, those listed in Schedule 1.01(x) of this Agreement);

          (xi) all of Seller's rights, claims, credits, causes of action or rights of setoff against third parties in any way related to the Business or affecting the Assets or Assumed Liabilities (except those relating solely to Excluded Assets or Excluded Liabilities);

          (xii) all licenses, permits, certificates, franchises or other governmental authorizations in any way related to the Business or any of the Assets (including those listed in Schedule 1.01 (xii) of this Agreement), subject to the provisions of Article 1.03;

          (xiii) all goodwill associated with the Seller, the Business and the Assets; and

          (xiv) all accounts receivable from customers of the Business and all associated credit rights (including, without limitation, all joint check agreements, personal or other guaranties, third party payment arrangements, bond and lien rights), together with any security or collateral therefor, ("Accounts Receivable") (including without limitation, those accounts receivable to be identified on Schedule 1.01 (xiv)(A) to be attached hereto at Closing and incorporated herein by this reference), but excluding those accounts receivable (other than "Post February 28 Write-offs" defined below in Article 8.04) which have, prior to the date of Closing, been turned over by Seller for collection to an attorney or collection agency, and those accounts receivable that have been or, prior to Closing, will be, written off Seller's books as bad debt (together, the "Excluded Accounts Receivable"). A portion of those receivables in the total amount of Six Hundred Seventy Nine Thousand Dollars ($679,000.00) which Seller will write-off prior to Closing are identified on Schedule 1.01 (xiv)(B) which is attached hereto and incorporated herein by reference.

          (xv) all other useful assets of Seller not identified as Excluded Assets.

     1.02. Excluded Assets. The parties to this Agreement expressly understand and agree that Seller is not selling, assigning, transferring or conveying to Buyer pursuant to this Agreement the following assets, rights and properties (the "Excluded Assets"):

          (i) the assets of Seller listed in Schedule 1.02(i) of this Agreement, and those items of personal property owned by any of the shareholders of Seller and listed on Schedule 1.02(i);

          (ii) except as otherwise set forth in Article 1.03(c) hereof, any right, title and interest under all contracts, agreements, licenses, waivers, consents, approvals and other nongovernmental authorizations which are not transferable, whether by their terms or applicable law;

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          (iii)  all cash, bank accounts, certificates of deposit, treasury bills, promissory notes, marketable securities, and other investments unrelated to the Business other than the assets identified in Article 1.01 (xiv);

          (iv)   the Excluded Accounts Receivable;

          (v) the Excluded Inventory (as defined in Article 2.04 below), if any;

          (vi)   Seller's pension and retirement plans;

          (vii)  Seller's collective bargaining agreements;

          (viii) all rights, claims, credits or causes of action against third parties to the extent solely related to the Excluded Liabilities or the Excluded Assets; and

          (ix) Subject to adjustment pursuant to Article 2.05(c) below with respect to purchases made by Seller from January 1, 1997 to the Closing Date, all of Seller's rights to vendor rebates and discounts on purchases made by Seller prior to the Closing pursuant to any vendor rebate programs in which Seller participates (hereinafter referred to as "Vendor Rebate Programs").

     1.03. Assignment of Assets. (a) Prior to the Closing, Seller shall use its best efforts, and Buyer shall cooperate with Seller, to obtain all non-governmental approvals, consents or waivers (including all Required Third Party Consents (as defined in Article 1.03(b)) necessary to assign to Buyer all leases, contracts, licenses, agreements, sales or purchase orders, commitments, property interests, qualifications or other assets described in Section 1.01 hereof and any claim, right or benefit arising thereunder or resulting therefrom (the "Interests"), all of which Required Third Party Consents are identified on
Schedule 1.03(a).

            (b) As used herein, "Required Third Party Consent" means each consent required as a result of the execution, delivery and performance of this Agreement or the consummation of the transactions contemplated hereby, under any Commitment (as defined in Article 4.04(a) hereof that involves an annual payment by or to Seller exceeding $2,500.00;

            (c) To the extent any of the approvals, consents or waivers referred to in Article 1.03(a) hereof have not been obtained by Seller as of the Closing, and Buyer waives the condition precedent in Article 9.05, if Buyer so requests, Seller, for a period of eighteen (18) months after the Closing Date, shall continue to use its best efforts, and Buyer shall cooperate with Seller (without the payment of any consideration by Seller or Buyer), to obtain such approval, consents or waivers. Regardless of any request by Buyer, Seller shall use its best efforts during the remaining term of any Interest to, with Buyer reimbursing Seller for any out-of-pocket expense: (i) cooperate with Buyer in any reasonable and lawful arrangements under which Buyer would obtain the benefits of, and assume the post-Closing obligations under, such Interest (other than obligations resulting from Seller's breach ' thereof or default thereunder); and (ii) enforce, at the request of Buyer and for the account of Buyer, any rights of Seller arising

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from such Interest against the issuer thereof or the other party or parties thereto (including the right to elect to terminate any such Interest in accordance with the terms thereof upon the written advise of Buyer). Seller will promptly pay (or cause to be paid) to Buyer when received all amounts received by Seller under any Interest.

            (d) No provision of this Article 1.03 shall be deemed to be a waiver or release of, or otherwise affect any condition, right or obligation under Article 9.05.

     1.04. Obtaining Permits and Licenses. Seller shall use its best efforts, and Buyer shall cooperate with Seller, to obtain as of the Closing Date the Required Governmental Consents described below in this Article 1.04-provided that Seller will assign, transfer or convey to Buyer at the Closing those governmental permits and licenses described in Schedule 1.01 (xii) of this Agreement to the extent assignable. No provision of this Article 1.04 shall be deemed to be a waiver or release of, or otherwise affect any condition, right or obligation under Article 9.05.

     As used herein, "Required Governmental Consent" means each approval or consent required as a result of the execution, delivery and performance of this Agreement or the consummation of the transactions contemplated hereby, to obtain or transfer (whether by assignment, renewal, amendment or otherwise) the Permits listed on Schedule 4.13 of this Agreement (with the only change being the identity of Buyer as the holder thereof).

     "Required Consent" means any Required Third Party Consent and any Required Governmental Consent.

     1.05. Assumed Liabilities: Excluded Liabilities. (a) Upon the terms and subject to the conditions of this Agreement, Buyer agrees, effective at the Closing, to assume the following liabilities (the "Assumed Liabilities"):

            (i) all liabilities of Seller arising in connection with the Assets referred to in Section 1.01 (ix) to the extent arising out of the conduct of the Business after the Closing Date or otherwise specifically assumed by Buyer in this Agreement;

            (ii) all liabilities and obligations arising in respect of earned and or/accrued vacation pay (and all related payroll and other taxes and assessments) of the employees employed by Seller in connection with the Business and hired by Buyer as of the Closing ("Assumed Vacation Pay"), which shall be scheduled as of the Closing Date and attached hereto as Schedule 1.05 (a)(ii), identifying each employee, his/her hire date and vacation earned and/or accrued;

            (iii) all liabilities and obligations arising in respect of Seller's stated trade payables as of the. Date of Closing, to those vendors identified on Schedule 4.23(A) (hereinafter collectively referred to as "Major Vendors") provided that, with respect to each such Major Vendor so identified on
Schedule 4.23(A), Buyer delivers to Seller at Closing an Assumption and Release Agreement in the form of Exhibit B annexed hereto executed by Buyer

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acknowledging its assumption of the payable and each such Major Vendor releasing the Seller from the obligation (the "Assumed Trade Payables"); any liabilities and obligations arising in respect of Major Vendors as of the Date of Closing for which Buyer does not deliver to Seller at Closing an Assumption and Release Agreement and all other vendors not identified on Schedule 4.23(A), shall remain the liability and obligation of Seller and shall not be assumed by the Buyer
(the "Non-Assumed Trade Payables"); provided that Seller shall arrange for VAP to consent to Buyer assuming the trade payables due from Seller to VAP to be paid by Buyer in accordance with Seller's ordinary terms, i.e., payment due on the tenth (10th) day of each month, for invoices dated prior to the 26th of the previous month;

          (iv) all liabilities and obligations for all stated customer deposits with respect to any Accounts Receivable or pending contracts for customer orders ("Customer Deposits");

          (v) all liabilities and obligations for Seller's current bonus program with its salesmen pursuant to which each salesman is entitled to a bonus equal to two percent (2%) of the salesman's gross sales from March 1, 1997 to the Closing Date, less draw paid to that date (the "Salesmen Bonuses"), subject to Buyer receiving a credit against the Purchase Price in an amount equal to fifty percent (50%) of the Salesmen Bonuses earned as of the Closing Date or, in the event the Closing occurs after May 27, 1997, in an amount (when aggregated with the Salesmen Bonuses earned by VAP salesmen) equal to the lesser of fifty percent (50%) of the Salesmen Bonuses earned as of the Closing Date or Forty Thousand Dollars ($40,000.00) (the Salesman Bonus Credit") allocated by Seller as between Seller and VAP; and

          (vi) all liabilities and obligations to Seller's customers identified on Schedule 4.23(B) pursuant to Seller's rebate and discount programs which commenced March 1, 1997 for those customers and are unpaid as of the Closing (the "Customer Discounts"), subject to Buyer receiving a credit from Seller at the Closing for these Customer Discounts accrued as at the Closing, but further subject to the parties adjusting these Customer Discounts post-Closing, at the end of the calendar year, as provided in Article 2.05(d).

          (b) Except as set forth in Article 1.05(a), Buyer shall not assume any other liability or obligation of Seller (or any predecessor owner of all or part of the Business) of whatever nature whether existing at any time in the past, presently in existence or arising hereafter. All such other liabilities and obligations shall be retained by and remain obligations and liabilities of Seller, all such liabilities and obligations not being assumed being herein referred to as the "Excluded Liabilities". Notwithstanding anything to the contrary in Article 1.05(a) or this Article 1.05(b), the following shall constitute, without limitation, the Excluded Liabilities:

          (i)   all liabilities and obligations associated with the Excluded
Assets;

          (ii) all lawsuits, claims and other liabilities and obligations arising in connection with all actions, suits, claims, investigations or proceedings pending on the Closing Date or arising after the Closing and relating to the conduct of the Business or the ownership of the Assets prior to the Closing (nothing in this paragraph shall be deemed to supersede, modify

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or nullify the exception to the Excluded Liability relating to collective bargaining agreements set forth in Article 1.05(b)(viii) or Buyer's indemnification of Seller with respect thereto as set forth in Article 12.02(d));

          (iii) except the Assumed Vacation Pay and the Salesmen Bonuses, all liabilities or obligations relating to Seller's employee benefits or compensation arrangements existing on or prior to the Closing Date, including, without limitation, any payroll obligations, earned and accrued vacation pay, fringe benefits, employee benefits, bonuses, commissions on sales of products delivered prior to the Closing Date, worker's compensation or other insurance premiums, severance pay, payroll taxes, Social Security or any other tax, penalty or assessment relating thereto, and any liabilities or obligations under any of Seller's employee benefit agreements, plans or other arrangements, including without limitation, those listed on Schedule 4.11. Seller shall deliver to Buyer at Closing an accurate schedule of earned and/or accrued vacation pay, fringe benefits, bonuses and commissions on sale of products delivered prior to Closing, to which Seller's employees listed on Schedule 3.03(h) are entitled;

          (iv) all liabilities or obligations (including any contra asset or negative amount in respect of cash or other assets) owed by Seller or any other business affiliated with Seller by common ownership ("Affiliate");

          (v) all liabilities and obligations under any indebtedness for borrowed money or under any guarantees made by Seller or Seller's shareholders;

          (vi) all liabilities relating to products sold by Seller prior to the Closing Date, including, without limitation, product warranty claims, product returns and related credits or offsets against Accounts Receivable;

          (vii) all Non-Assumed Trade Payables and liabilities and obligations other than, or in excess of, the Assumed Trade Payables;

          (viii) all liabilities related to collective bargaining agreements (except to the extent of any liability which arises, on or after the Closing, out of Buyer's nonassumption of the collective bargaining agreements or its failure to reach agreements with the respective collective bargaining units);

          (ix) all liabilities related to Seller's pension and retirement plans (including all underfunded and unfunded liabilities); and

          (x) all other liabilities and obligations of Seller, whether known or unknown, contingent or absolute, determined or determinable, not expressly assumed pursuant to Article 1.05(a).

     1.06. Certain Filings. Seller and Buyer shall cooperate with one another in determining whether any action by or in respect of, or filing with, any governmental body, agency, official or authority is required, or any actions, consents, approvals or waivers are

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required to be obtained from parties to any Commitments (as defined in Article
4.04 hereof in connection with the consummation of the transactions contemplated by this Agreement. Without limiting the generality of the foregoing, if applicable, Buyer and Seller shall file any notification and report forms and related materials that may be required to be filed with the Federal Trade Commission and the Antitrust Division of the United States Department of Justice under the Hart-Scott-Rodino Act (as amended) ("HSR"), and any further filings pursuant thereto that may be necessary in connection therewith; any and all filing fees required by each governmental authority in connection with such filings shall be paid for by the Buyer and at the Closing, Buyer shall be entitled to a credit for one-half of the fees so paid.

                                  ARTICLE II

                                PURCHASE PRICE

     2.01. Purchase Price. The purchase price of the Assets shall be the sum of the following (collectively referred to as the "Purchase Price"):

          (a) All Leasehold Improvements (other than those affixed to or part of the Trachten Real Estate Properties and Equipment and all other acquired Assets (other than Inventory and Accounts Receivable) valued at Seller's net book value as of the Closing Date;

          (b) Inventory valued at the lesser of Seller's average invoice cost or replacement cost available to Seller, less all cash discounts, rebates, winter dating incentives (with respect only to Inventory purchased through winter.dating incentives) and volume incentive credits of any kind (whether earned or accrued);

          (c) Gross Accounts Receivable, which shall include all interest and service charges accrued on the Accounts Receivable, all of which as set forth on
Schedule 1.01 (xiv)(A) to be delivered by Seller at Closing, all provided, however that the purchase price for such interest and service charges to be paid by Buyer (inclusive of interest and service charges on VAP Accounts Receivable) shall not exceed $260,000.00 (the amount paid by Buyer for such interest is hereinafter referred to as the "Accounts Receivable Interest Payment");

          (d) Non-competition agreements of the Seller and the Principals as per Article 8.01 at $2,900,000.00; and

          (e)  The sum of $2,000,000.00; less

          (f)  The amount of the Assumed Trade Payables; less

          (g)  The amount of the Assumed Vacation Pay; less

          (h)  The amount of the Customer Deposits; less

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            (i)  The Salesmen Bonus Credit, if any; less

            (j)  The Customer Discounts.

     2.02. Payment of the Purchase Price. The Purchase Price shall be paid as follows: $250,000.00 has been paid prior to the execution of this Agreement by wire transfer (the "Initial Deposit") to "Kudman, Trachten & Kessler" ("Escrow Agent"). Upon execution hereof, Buyer shall pay $500,000.00 ("Additional Deposit") by wire transfer to the Escrow Agent, and the Initial Deposit and the Additional Deposit and the Adjournment Deposit (as defined below in Article 3.01), if any, shall be held and disbursed in accordance with the terms of the Escrow Agreement annexed hereto and incorporated herein by reference as Exhibit C, which shall supersede the Initial Escrow Agreement. The Initial Deposit and Additional Deposit are collectively referred to herein as the "Purchase Price Deposit". At Closing, Buyer shall execute a promissory note, in the form of Exhibit D (the"Note"), to be jointly and severally guaranteed by Kenneth A. Hendricks and Diane Hendricks in the form of Exhibit E (the "Hendricks' Guaranty"), in the principal amount of $3,000,000.00 which shall accrue interest at a rate of eight and one-half percent (8.5%) per annum; interest shall be due and payable quarterly and the entire principal balance with interest accrued and unpaid shall be due and payable in full two (2) years from the Date of Closing; and the balance of the Purchase Price shall be paid at the Closing in U.S. Dollars by wire transfer of immediately available funds to such accounts as Seller may designate. In the event of the willful failure of Buyer to close and/or any other breach by Buyer of its obligations under this Agreement, Seller shall have, as its sole remedy, the right to retain the Purchase Price Deposit. All interest accruing on the Purchase Price Deposit shall be applied towards the Purchase Price at Closing; if the Closing does not occur for any reason, interest shall be paid pro-rata to the party entitled to the Purchase Price Deposit; interest on the Adjournment Deposit, if any, shall be payable to the Seller in all events.

     2.03.  Allocation of Purchase Price.

            (a) Buyer shall secure at its expense (exclusive of Inventory which shall be valued in accordance with Article 2.04 hereof and the value of the Non-Competition covenants) an appraisal or opinion of value of the tangible and intangible property included in the Assets (the "Allocation") for purposes of
Section 1060 of the Internal Revenue Code of 1986, as amended (the "Code"). The Allocation shall be delivered to Seller at the Closing.

            (b) Seller and Buyer agree to report an allocation of the Purchase Price among the Assets in a manner entirely consistent with the Allocation and agree to act in accordance with such Allocation in the preparation of financial statements and filing of all tax returns, reports and claims (including, without limitation, filing on a timely basis of Form 8594 with its Federal income tax return for the taxable year that includes the date of the Closing) and in the course of any tax audit, tax review, or tax litigation relating thereto. Neither Seller nor Buyer will assert that the Allocation was not separately bargained for at arm's length and in good faith, Seller and Buyer agree not to assert, in connection with any tax return, audit or other similar proceeding, any allocation of the Purchase Price which differs from the Allocation agreed to herein.

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            (c)  If a reduction is made with respect to the Purchase Price, the
Allocation shall be adjusted in accordance with Section 1060 of the Code, as mutually agreed by Seller and Buyer. Seller and Buyer agree to file any additional information return required to be filed pursuant to the regulations under Section 1060(b) of the Code and to treat the Allocation as adjusted in the manner described for purposes of the immediately preceding paragraph.

            (d) Not later than thirty (30) days after Closing, Buyer shall deliver to Seller a copy of its Form 8594. Seller shall notify Buyer in writing within fifteen (15) calendar days of any objections to Buyer's Form 8594.

            (e) Each party shall notify the other within fifteen (1 5) calendar days after receiving notice that the Internal Revenue Service or any other taxing authority proposes to reallocate the Purchase Price.

     2.04.  Inventory.

            (a) Within four (4) business days prior to the Closing Date, Buyer and Seller, together with their respective auditors and agents if either so desires, shall conduct a joint physical inspection and complete item-by-item count of the Inventory for purposes of valuing the Inventory as of the Closing Date. During such count, Buyer and Seller shall make appropriate record of (i) any damaged inventory, (ii) any obsolete inventory (any inventory not currently being offered by the original manufacturer in its line), and (iii) subject to the provisions of paragraph (b) of this Article 2.04, slow-moving inventory (inventory of a particular product other than Rain Ware products, which exceeds a supply of more than 180 days based upon sales of the product during the period from July 1, 1996 through December 31, 1996) purchased after January 1, 1997, and (iv) decking materials and related accessories (including but not limited to TREX decking), and Buyer shall, at the Closing, advise Seller which of such Inventory it does not intend to purchase (the "Excluded Inventory").

            (b) Anything to the contrary notwithstanding, particular products purchased by Seller after January 1, 1997 which would, in accordance with the foregoing definition of slow moving inventory, be deemed to be slow moving inventory, shall not be deemed to be Excluded Inventory provided that the aggregate cost of such purchases does not exceed the sum of Twenty Five Thousand Dollars ($25,000.00) and the overall supply of slow moving inventory of all products as at the Closing is less than such supply as at January 1, 1997.

            (c) Seller shall have the right to sell or in any other manner dispose of the Excluded Inventory within ninety (90) days of the Closing and any and all proceeds realized therefrom shall be the sole property of Seller. Buyer agrees to permit Seller to store the Excluded Inventory at Seller's present warehouses during this ninety (90) day period at no cost to Seller. Seller shall retain the risk of loss with respect to any Excluded Inventory stored at Seller's warehouses after the Closing. Any Excluded Inventory not removed from the warehouses on the ninety-first (91st) day shall, at Buyer's election, become the property and responsibility of Buyer; in the event Buyer does not elect to own any remaining Excluded Inventory, the removal or disposal of such Excluded Inventory shall be at Seller's sole expense and in Seller's name.

          (d) As to the Excluded Inventory, no value will be assigned thereto for purposes of determining the payment due Seller from Buyer for Inventory. The allocation of the Purchase Price among the Assets described in Article 2.01
(b) hereof shall include an allocation to the Inventory as of the Closing Date based upon the results of the physical inspection and count of the Inventory described in this Article 2.04 and a valuation thereof performed in accordance with the provisions of this Article 2.04 and based upon the lesser of Seller's average invoice cost or current replacement cost available to Seller, less all cash discounts, rebates, winter dating incentives (with respect only to inventory purchased through winter dating incentives) and volume incentive credits of any kind (whether earned or accrued).

     2.05.  Apportionment of Certain Charges and Post Closing Adjustments.

          (a) The parties shall adjust at the Closing, utility charges, rents, prepaid items, or other similar operating expenses. Such adjustments shall be apportioned between Buyer and Seller with Seller bearing a portion thereof based on the number of days in the period on and prior to the Closing Date and Buyer bearing a portion based on the number of days in such period after the Closing Date. Any adjustments required under this Article 2.05 shall be made as of the close of business on the Closing Date.

          (b) If any liability arises after the Closing Date in respect of any utility charges, rents, prepaid items, or other similar operating expenses and such liability relates to a period which includes (but does not end on) the Closing Date and has not been adjusted between the parties and paid at the Closing, or a liability which should have been apportioned at the Closing but was not so apportioned, such liability shall be similarly apportioned between Buyer and Seller as of the close of business on the Closing Date. Seller and Buyer mutually agree that within ninety (90) days after the Closing Date, Buyer shall submit to Seller a post closing adjustment report (the "Post Closing Adjustment Report") which shall set forth any adjustment in the Purchase Price based upon the apportionment of the charges described in Article 2.05(a) above (the "Purchase Price Adjustment"). If Seller does not object to the Purchase Price Adjustment within fifteen (15) days after receipt thereof, the Purchase Price Adjustment shall be deemed final and Seller shall promptly remit to Buyer in immediately available funds the amount of such Purchase Price Adjustment. If Seller objects to the Purchase Price Adjustment within the fifteen (15) day period described herein or if within said fifteen (15) day period Seller advises Buyer of an adjustment that should have, but was not adjusted for at the Closing and Buyer objects, any dispute with respect thereto which is not resolved by Seller and Buyer within thirty (30) days after receipt by Buyer of Seller's objections shall be submitted to arbitration under Article 14.16.

          (c) Seller in its sole discretion may attempt to have those of its vendors with whom Seller participates in a Vendor Rebate Program, agree to credit Seller's purchases made from January 1, 1997 to the date of Closing ("Seller's 1997 Purchases") towards Buyer's purchases from such vendors for purposes of Buyers rebate program (if any) with such vendors. Seller shall advise Buyer in writing on or before the Closing as to any vendor(s) agreeing to the foregoing ("Participating Vendor(s)"). If Buyer is entitled to a rebate from a Participating Vendor (irrespective of whether Sellers 1997 Purchases enable Buyer to qualify for the rebate), to the extent of Seller's 1997 Purchases, Seller shall be entitled as a post-closing adjustment, to a prorated share of the rebate earned by Buyer in the amount of the lesser of: (i) the rebate Seller would have received for Sellers 1997 Purchases under its Vendor Rebate Program with the Participating Vendor, or
(ii) the portion of the rebate Buyer receives from the Participating Vendor under its vendor rebate program allocable to Sellers 1997 Purchases. Such adjustment shall be paid to Seller within thirty (30) days of receipt of the rebate by Buyer or the issuance of a credit to Buyer by the Participating Vendor. Nothing herein shall be deemed to require Buyer to reveal to Seller the terms of its vendor rebate program with any Participating Vendor; provided, however, Buyer shall reveal such information in strict confidence only to a third party certified public accountant in the event of an audit of Buyer with respect to this provision.

          (d) The parties shall, on or before January 31, 1998, adjust the Customer Discounts credit taken by Buyer at the Closing so that any rebate or discount for which Buyer received a credit is recalculated and based upon a full fiscal year. Such adjustment shall be apportioned between Buyer and Seller with Seller being responsible for the portion of the Customer Discounts based on the Seller's sales as a percentage of the total sales. Any such adjustment shall be paid by the appropriate party to the other within fifteen (15) days of the date the adjustment is calculated.

                                  ARTICLE III

                                    CLOSING

     3.01.  The Closing.

          (a) The closing of the transactions contemplated hereby (the "Closing") shall take place at the Empire State Building offices of Kudman, Trachten & Kessler, counsel for Seller, at 10:00 a.m. (New York City time) on May 6, 1997 (provided that any conditions required herein to be satisfied prior to the Closing have been satisfied or waived as of such date), time being of the essence subject only to the provisions of paragraph (b) of this Article 3.01. For the purpose of this Agreement, "Closing Date" shall mean 12:01 a.m. Eastern Standard Time on May 6, 1997.

          (b) From time to time, Buyer shall have the right to adjourn the Closing for up to three (3) weeks to a date no later than May 27, 1997 (as to which date time shall also be of the essence) solely and only in the event Buyer's affiliates are unable to obtain and close on third party financing for the acquisition of the Trachten Real Estate Properties by the Closing Date and subject to Buyer giving the Seller written notice no less than four (4) business days' prior to the Closing Date and within one (1) business day of such notice, delivering to the Escrow Agent as an additional deposit towards the Purchase Price, $75,000.00 for each requested adjourned week (the aggregate amount delivered to the Escrow Agent being referred to as the "Adjournment Deposit"). Interest on the Adjournment Deposit shall in all events be payable to the Seller. The failure of the Buyer to timely deliver the appropriate Adjournment Deposit shall be deemed to be a material breach of this Agreement.

          (c) Anything to the contrary notwithstanding, Seller's willingness to permit the Buyer to adjourn the Closing Date for the limited reason set forth in paragraph (b) above, is an accommodation to the Buyer and the ability (or inability) of Buyers affiliates to finance the acquisition of the Trachten Real Estate Properties is not, and shall not be deemed to be, a contingency or condition of this Agreement or the Trachten Real Estate Contracts or to the Buyers obligation to consummate the transaction contemplated in this Agreement, the Trachten Real Estate Contracts or any of the other agreements being entered into contemporaneously herewith or to be entered into at the Closing.

          (d) All matters at the Closing shall be considered to take place simultaneously and no delivery of any document shall be deemed complete until all transactions and deliveries of documents are completed.

     3.02. Deliveries of Seller. At the Closing, Seller shall deliver the following documents to Buyer:

          (a) Bill of Sale and Assignment duly executed on behalf of Seller, dated the Closing Date in the form attached hereto as Exhibit F, transferring to Buyer all of the Seller's right, title and interest in and to the Assets (it being understood that separate transfer documents will be delivered for certain of the Assets as Buyer may reasonably request);

          (b) the certificate referred to in Article 9.01 hereof;

          (c) the opinion of Kudman, Trachten & Kessler, Sellers counsel, in substantially the form of Exhibit G attached hereto;

          (d) a receipt for the Purchase Price;

          (e) a certificate of existence for Seller from the State of Connecticut and good standing certificates for Seller with respect to each State in which the Seller is doing business and qualification to do business in such State is required by the laws of the State and certificate of the Secretary or an Assistant Secretary of Seller as to the resolutions adopted by Seller's Board of Directors and shareholders relating to the transactions contemplated hereby;

          (f)  the Required Consents;

          (g) the guaranty of the Shareholders in the form attached hereto as part of Exhibit H (the "Shareholder Guaranty");

          (h)  Intentionally Deleted;

          (i)  the executed consulting agreement of David Trachten specified in
Article 9.13;

          (j) the executed Non-Competition Agreements of Seller's Shareholders as specified in Article 8.01;

          (k) the executed Assignment of Telephone Number in the form of the document attached hereto as Exhibit 1;

          (l) assignments of all contracts with Seller's employees (other than collective bargaining agreements and pension and retirement plans);

          (m)  a list of Customer Deposits;

          (n)  a list of Assumed Vacation Pay;

          (o)  a list of the Salesmen Bonuses;

          (p)  a list of Customer Discounts; and

          (q)  the Schedule of pending purchase orders referred to in Article
1.01 (v).

     3.03. Deliveries of Buyer. At the Closing, Buyer shall deliver, or cause to be delivered, to Seller the following:

          (a) the Purchase Price, in accordance with Article 2.01 hereof, including the Note and the Hendricks' Guaranty;

          (b)  the executed Assumption and Release Agreements pursuant to
Article 1.05(a)(iii);

          (c)  the Allocation pursuant to Article 2.03(a);

          (d)  the certificate referred to in Article 10.01 hereof;

          (e) executed Assumption Agreement duly executed on behalf of Buyer in the form of Exhibit J attached hereto;

          (f) the opinion of Leo and Associates, Buyer's counsel, in substantially the form of Exhibit K attached hereto;

          (g) a good standing certificate for Buyer from the States of Texas and Connecticut and certificate of the Secretary or an Assistant Secretary of Buyer as to the resolutions adopted by Buyer's Board of Directors and shareholders relating to the transactions contemplated hereby; and

          (h) a list of all employees of Seller whom Buyer will offer to employ upon Closing.

                                  ARTICLE IV
                   REPRESENTATIONS AND WARRANTIES OF SELLER

     Seller represents and warrants to Buyer that:

          4.01. Corporate Power and Authority; Effect of Agreement. Seller is a corporation duly organized, validly existing and in good standing under the laws of the state of Connecticut, is qualified to do business and in good standing in the States of Massachusetts, New Hampshire, New York, and Rhode Island, and has all requisite corporate power and authority to carry on its business as it is now being conducted, and to execute, deliver and perform this Agreement and to consummate the transactions contemplated hereby. Seller has heretofore delivered to Buyer a true and complete copy of the certificate of incorporation and bylaws of Seller as currently in effect. The execution, delivery and performance by Seller of this Agreement and the consummation by it of the transactions contemplated hereby are within Seller's corporate powers and have been duly authorized by all necessary corporate action on the part of Seller. This Agreement has been duly and validly executed and delivered by Seller and constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms, except to the extent that such enforceability (A) may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to creditors' rights generally, and (B) is subject to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law). The execution, delivery and performance by Seller of this Agreement and the consummation by it of the transactions contemplated hereby will not, with or without the giving of notice or the lapse of time, or both, (i) contravene or conflict with the certificate of incorporation or bylaws, or any resolution adopted by the board of directors of the shareholders of Seller, (ii) contravene, conflict with or violate any provision of law, rule or regulation to which Seller, the Assets or the Business are subject, (iii) violate any order, judgment or decree applicable to Seller,
(iv) subject to obtaining all Required Third Party Consents, constitute a breach or default under or give rise to any right of revocation, withdrawal, suspension, modification, termination, cancellation or acceleration of any right or obligation of Seller or to a loss of any benefit relating to the Business to which Seller is entitled under any Commitment (as defined in Article 4.04 hereof or any Permit (as defined in Article 4.13), or provision of any agreement, contract or other instrument binding upon Seller or the Business, or by which any of the Assets is or may be bound, or (v) result in the creation or imposition of any mortgage, lien, pledge, charge, security interest or encumbrance of any kind ("Lien") on any Asset, other than those expressly assumed by Buyer hereunder; except, in each case, for violation, cancellation or acceleration which in the aggregate would not materially hinder or impair the consummation of the transactions contemplated hereby or reasonably would be expected to have a material adverse effect on the Business, Assets, condition (financial or otherwise), or results of operations of the Business taken as a whole ("Material Adverse Effect").

Except as set forth herein or in any other provision of this Agreement, Seller is not, nor will Seller be, required to give any notice to or obtain any consent from any person in connection with the execution and delivery of this Agreement or the consummation or performance of the transactions contemplated herein.

     4.02. Tangible Personal Property. (a) Schedule 4.02(a) of this Agreement sets forth a description of all material tangible personal property reflected on the books and records of, or used in connection with, the Business, together with the gross book value, accumulated depreciation and net book value as of the date indicated (collectively, the "Tangible Personal Property").

          (b) Seller has, or will as of the Closing Date have, good and marketable, valid title to all of the Tangible Personal Property to be conveyed, transferred or assigned by it and will convey, transfer and assign the Tangible Personal Property to Buyer free and clear of any and all Liens other than Permitted Liens as set forth on Schedule 4.02(b) of this Agreement.

          (c) Upon consummation of the transactions contemplated hereby, Buyer will have acquired good and marketable, valid title in and to the Tangible Personal Property, free and clear of all Liens, except for those expressly assumed by Buyer hereunder.

     4.03. Proprietary Rights. (a) Schedule 4.03(a) of this Agreement sets forth a list of Proprietary Rights owned or licensed by Seller and used in the Business. Seller has good, marketable and valid title to the Proprietary Rights and shall convey, transfer and assign the Proprietary Rights to Buyer free and clear of all Liens other than those expressly assumed by Buyer hereunder. There are no material licenses, sublicenses or other agreements as to which Seller or any of its affiliates is a party and pursuant to which any person is authorized to use such Proprietary Rights. The Seller has no patents, trademarks, tradenames, copyrights or other Proprietary Rights other than as set forth on
Schedule 4.03(a) or Schedule 1.01(vii). Schedule 4.03(a) sets forth a complete and accurate list and summary description, including royalties and license fees paid or received by Seller with respect to the Proprietary Rights owned or licensed by Seller and used in the Business and all Commitments relating to the Proprietary Rights to which Seller is a party or by which it is bound, except licenses implied by sale of a product and perpetual paid-up software licenses with a value less than $1,000.00. None of the Proprietary Rights are infringed or, to the best of Seller's knowledge, has been challenged or threatened in any way, and none of the Proprietary Rights used by Seller infringes or is alleged to infringe any intellectual property rights of any third party. Upon consummation of the transactions contemplated herein, Buyer will have acquired good title to the Proprietary Rights, free and clear of all Liens, except those expressly assumed by Buyer hereunder.

     4.04. Commitments. (a) Schedule 4.04 of this Agreement contains a list of each written contract or agreement (including any and all written amendments thereto) with respect to the Business to which Seller is a party, which except as otherwise noted on Schedule 4.04 or otherwise set forth herein, is being assigned to Buyer hereunder, which is not cancelable by any party thereto without penalty or notice in excess of 60 days and which involves the payment to or from Seller of amounts in excess of $1,000.00 per year (collectively, the "Commitments"). Seller is not a party to any oral contracts or agreements and there have been no oral amendments, modifications or waivers with respect to the Commitments disclosed on Schedule 4.04. Except as disclosed in Schedules 1.01(ix) and 4.04 of this Agreement, with respect to the Business, Seller is not a party to or subject to:

          (i)   any lease;

          (ii) any contract for the purchase of materials, supplies, goods, services, equipment or other assets;

          (iii) any sales, distribution or other similar agreement providing for the sale by Seller of materials, supplies, goods, services, equipment or other assets;

          (iv) any partnership, joint venture or other similar contract arrangement or agreement;

          (v) any contract relating to indebtedness for borrowed money or the deferred purchase price of property (whether incurred, assumed, guaranteed or secured by any asset);

          (vi) any license agreement, franchise agreement, right to receive or obligation to pay royalties or any other agreement in respect of similar rights granted to or held by Seller or any of its affiliates;

          (vii) any agency, dealer, sales representative or other similar agreement;

          (viii) any agreement, contract or commitment that substantially limits the freedom of Seller to compete in any line of business or with any person or in any area or to own, operate, sell, transfer, pledge or otherwise dispose of or encumber any Asset or which would so limit the freedom of the Buyer after the Closing Date;

          (ix) any agreement, contract or commitment between Seller and any of Seller's employees, officers, directors or shareholders; or

          (x) any collective bargaining agreement or other agreement, contract or commitment with any union.

          (b) Each Commitment disclosed in Schedule 1.01 (ix) or 4.04(a) of this Agreement or required to be disclosed pursuant to this Article 4.04 is a valid and binding agreement of Seller, in full force and effect, and neither Seller, nor, to the knowledge of Seller, any other party thereto is in default in any material respect under the terms of any such Commitment, nor, to the knowledge of Seller, has any event or circumstance occurred that, with notice or lapse of time or both, would constitute any event of default thereunder.

          (c) To Seller's knowledge, no event has occurred or circumstance exists that (with or without notice or lapse of time) may contravene, conflict with, or result in a material violation or breach of, or give Seller or any other person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate, or modify, any Commitment; and

     (d) The Commitments relating to the sale, design, manufacture, or provision of products or services by Seller have been entered into in the ordinary course of business and to the best of Seller's knowledge, have been entered into without the commission of any act alone or in concert with any other person, or any consideration having been paid or promised, that is or would constitute an illegal act or payment.

     4.05. Litigation. Except as set forth in Schedule 4.05 of this Agreement, there is no action, suit, investigation or proceeding before any court, arbitrator or before any governmental authority, body, agency or official pending or, to Seller's knowledge, threatened (a) against or affecting Seller in connection with the conduct of the Business or the Assets, or (b) which in any manner seeks to prevent, enjoin, alter or materially delay or obtain damages in respect of the consummation of the transactions contemplated hereby. To the Seller's knowledge, the litigation and any claim relating thereto referred to in
Schedule 4.05 has not had and will not have any adverse effect on the Business (the "Scheduled Litigation"). To Seller's knowledge, no event has occurred or circumstance exists that may give rise to or serve as a basis for the commencement of any such proceeding. Seller has delivered to Buyer copies of all pleadings, correspondence and other documents relating to the Scheduled Litigation. There is no order, judgment or decree to which Seller, the Business or any of the Assets is subject, and to the best of Seller's knowledge, no officer, director, agent, or employee of Seller is subject to any order, judgment or decree that prohibits such officer, director, agent, or employee from engaging in or continuing any conduct, activity, or practice relating to the Business of Seller. Except as set forth Schedule 4.05, to the best of Seller's knowledge (i) Seller is, and at all times since February 28, 1993 has been, in material compliance with all of the terms and requirements of each order, judgment and decree to which it, or any of the Assets is or has been subject; and (ii) no event has occurred or circumstance exists that may constitute or result in (with or without notice or lapse of time) a material violation of or failure to comply with any material term or requirement of any order, judgment or decree to which Seller or any of the Assets is subject; (iii) Seller has not received, at any time since February 28, 1993, any notice or other communication (whether oral or written) from any governmental body or any other person regarding any actual, alleged, possible, or potential material violation of, or failure to comply with, any material term or requirement of any order, judgment or decree to which Seller or any of the Assets is or has been subject.

     4.06. Compliance with Laws. Except as set forth in Schedule 4.06, to the best of Seller's knowledge, Seller is, and at all times since February 28, 1993 has been, in material compliance with all laws, rules, ordinances, regulations, orders, judgments and decrees applicable to Seller, the conduct or operation of the Business or the ownership, use, or sale of the Assets. Seller is not in violation of, and Seller has not received notice of and, to Seller's knowledge, Seller is not under investigation with respect to, any actual, alleged, possible or potential violation of, or failure to materially comply with any law, rule, ordinance or regulation, or judgment, order or decree entered by any court, arbitrator or governmental authority, domestic or foreign, applicable to the Assets or the conduct of the Business which would have an adverse effect on the Business, the Assets or the consummation of the transactions contemplated herein, or which would require Seller to undertake, or to bear all or any portion of the cost of any remedial action of any nature. To Seller's knowledge, Buyer shall be able to operate the Business as is presently done without the need of obtaining any additional permits, except as may be required due to changes in statutes or regulations after the date of this Agreement or as may be required with respect to lease agreement for premises located at 110 Commerce Way, Woburn, Massachusetts, which lease is referenced on
Schedule 4.19.

     4.07. Inventories. The Inventory set forth in Schedule 1.01 (v) was properly stated therein at average invoice cost to Seller (after applying all available cash discounts, rebates, winter dating incentives (with respect only to Inventory purchased through winter dating incentives) and volume incentive credits of every kind). Except as set forth on Schedule 4.07, all Inventory has been maintained in the ordinary course of business and at sufficient levels to operate the Business in the ordinary course of business and all Inventory is, or as at the Closing Date will be, owned by Seller and is transferred to Buyer free and clear of all Liens and, as of the Closing Date, will have a value as determined in accordance with Article 2.04 hereof.

     4.08. Accounts Receivable. The Accounts Receivable set forth on Schedule 1.01(xiv)(A), to be attached hereto at Closing and incorporated herein by this reference, arose from bona fide transactions in the ordinary course of business and were properly reflected thereon in accordance with generally accepted accounting principles, consistently applied ("GAAP"). All Accounts Receivable at the Closing Date will have arisen from bona fide transactions in the ordinary course of business and will be reflected in a Statement of Accounts Receivable to be delivered by Seller to Buyer at the Closing. Seller represents and warrants that: (i) it has no knowledge, after due inquiry, of any dispute, defense, credit or right of setoff with respect to any charge, invoice or product sold in connection with the Accounts Receivable; (ii) none of the Accounts Receivable include any attorney's or other collection fees; (iii) the Accounts Receivable do not include any interest or service charges except as set forth on Schedule 1.01 (xiv)(A); (iv) Seller owns all right title and interest in and to the Accounts Receivable, and shall transfer the Accounts Receivable to Buyer free and clear of all Liens except those expressly assumed by Buyer hereunder; and (v) all Accounts Receivable shall be documented in accordance with Seller's ordinary business practices (including appropriate credit and purchase agreements). Prior to the Closing, Seller has written-off from its books the accounts receivable identified on Schedule 1.01 (xiv)(B), attached hereto and incorporated herein by this reference.

     4.09.  Labor Controversies. Except as disclosed in Schedules 4.04 and/or
4.09 of this Agreement and except for minor difficulties and controversies with individual employees which have not had and will not have a Material Adverse
Effect:

            (a) for a period of three (3) years from the date of this Agreement there have been no claims, actions or controversies pending against the Seller relating to Seller's employees, including (i) any strike, slowdown, picketing, work stoppage, or employee grievance process, or (ii) any proceeding against or affecting Seller relating to the alleged violation of any legal requirement pertaining to labor relations or employment matters, including any charge or complaint filed by an employee or union with the National Labor Relations Board, the Equal Employment Opportunity Commission, OSHA or any comparable governmental body, organizational activity, or other labor or employment dispute against or affecting Seller or its facilities and (iii) to Seller's knowledge, no event has occurred or circumstance exists that could provide the basis for any work stoppage or other labor dispute. There is no lockout of any employees by Seller, and no such action is contemplated by Seller;

          (b) No union organizational efforts have been made or threatened involving any employees of the Business;

          (c) To the best of its knowledge, Seller has complied with all laws relating to the employment of labor, including, without limitation, any provisions thereof relating to wages, hours, equal employment opportunity, immigration, nondiscrimination, collective bargaining, occupational safety and health, employee benefits (including the Employee Retirement and Income Security Act of 1974, as amended ("ERISA")) and payment of Social Security and other taxes, and is not liable for any arrears of wages, fringe benefits, employee benefits, vacation or severance pay or any taxes or penalties for failure to comply with any of the foregoing which would have a Material Adverse Effect; and

          (d) There are no collective bargaining agreements relating to any of the employees of the Business and Seller is not obligated under any agreement to recognize or bargain with any labor organization or union on behalf of Seller employees.

     4.10. Employees. (a) Schedule 4.1 0(a) of this Agreement contains a true and complete list of all current employees, both full time and part time, of the Business and all current consultants of the Business and discloses the date of hire of each individual, the annual and/or hourly rate of compensation of each individual, the amount of all bonus or other similar compensation payments made to each individual during the calendar years 1996 and 1997, and the bonus and incentive arrangements with each and all commission arrangements and all fringe benefits (including, without limitation, severance, vacation and sick-leave arrangements) to which such employees are entitled.

          (b) Except as disclosed in Schedule 4.04, Seller is not party to any:

          (i) management, employment or other contract providing for the employment or retention of executive services;

          (ii) contract for the employment of any employee which is not terminable by Seller on 30 days' notice without penalty;

          (iv) bonus, incentive, deferred compensation, severance pay, pension, profit-sharing, retirement, stock purchase, stock option, employee benefit or similar plan, agreement or arrangement (including, without limitation, Christmas bonuses and similar year end bonuses);

          (iv) collective bargaining agreement or other agreement with any labor union or other employee organization and non such agreement is currently being requested by, or is under discussion by management with, any group of employees or others; or

          (v) other employee contract or other compensation agreement or arrangement affecting or relating to current or former employees of the Company.

          (c) Except as disclosed in Schedule 4.10, Seller has received no notice that any officer or other key employee of Seller intends to terminate his/her employment with Seller.

     4.11. Employee Benefit Plans.

          (a) (i) the term "Employees" shall mean all employees employed or on the payroll of the Business on the day immediately prior to the Closing Date, including any employees on vacation, but excluding any employees on (A) long-term disability or (B) short-term disability or workers' compensation until, in the case of subclause (B), such employee is physically able to return to active employment with Buyer.

          (ii) The term "Employee Benefit Plans" shall mean each and all "employee benefit plans" as defined in Section 3(3) of ERISA, which is or was maintained, administered or contributed to by Seller and which provides benefits to Employees, including (A) any such plans that are "employee welfare benefit plans" as defined in Section 3(l) of ERISA, including post retirement medical and life insurance plans, and (B) any such plans that are "employee pension benefit plans" as defined in Section 3(2) of ERISA ("Pension Plans").

          (iii) The term "Benefit Arrangements" shall mean life and health insurance, hospitalization, bonus, deferred compensation, incentive compensation, holiday, vacation, severance pay, sick pay, sick leave, disability, fringe benefit or severance contracts and other policies (whether written or oral) or practices of Seller providing employee or executive compensation or benefits to Employees, other than Employee Benefit Plans.

          (b) Except for the Assumed Vacation Pay, Seller shall be responsible for the payment of all earned and/or accrued entitlements under all Employee Benefit Plans and Benefit Arrangements, up to the Closing Date for Employees, including but not limited to wages, bonuses, severance and other compensation.

          (c) Buyer shall arrange for the participation of the Employees who become employees of Buyer in Buyer's Employee Benefit Plans in accordance with the terms of such plans.

          (d) No provision of this Article 4.11 shall create any third party beneficiary or other rights in any Employee or former employee (including any beneficiary or dependent thereof of Seller in respect of continued employment (or resumed employment) with either Buyer or the Business or any of their affiliates and no provision of this Article 4.1 1 shall create any such rights in any such persons in respect of any benefits that may be provided, directly or indirectly, under any Employment Benefit Plan or Benefit Arrangement, or any plan or arrangement which may be established by Buyer or any of its affiliates. Notwithstanding anything contained herein to the contrary, no provision of this Agreement shall constitute a limitation on rights to amend, modify or terminate after the Closing Date any such plans or arrangements of Buyer or any of its affiliates.

          (e) Schedule 4.11 of this Agreement sets forth a complete list of all employee benefit plans or arrangements presently maintained by Seller, including, but not limited to (i) the severance pay policy for employees who do not have contractual severance pay arrangements; (ii) any arrangements, policies or understandings with respect to the payment of health, life, disability or accidental death and dismemberment or other benefits to employees or their families; (iii) any bonus, incentive, deferred compensation, vacation and sick pay policies, pension, profit-sharing, retirement, stock purchase, stock option, or similar plan, arrangement or agreement (including, without limitation, Christmas or other year-end bonuses); and (iv) all other fringe benefits or payment practices maintained by Seller and not otherwise identified in this
Article 4.11.

          (f) No actions, suits or claims (other than routine claims for benefits in the ordinary course of business) are pending or, to the knowledge of Seller, threatened with respect to any plan or arrangement listed in Schedule 4.11, nor, to the knowledge of Seller, do any facts exist which could give rise to any such actions, suits or claims (other than routine claims for benefits in the ordinary course of business).

          (g) Except as set forth on Schedule 4.11, all plans and arrangements listed in Schedule 4.11 have been administered in accordance with their respective material terms, and all contributions to and payments from all plans and arrangements listed in Schedule 4.11 that may have been required to be made in accordance with the terms of such plans and arrangements or any governmental law, regulation, decree, decision or order have been made.

          (h) Except as set forth on Schedule 4.1 1, Seller is not a party to a multi-employer plan as such term is defined in Section 4001 (a) of ERISA.

          (i) With respect to each of the benefit plans and arrangements identified on Schedule 11.01 (d), except as set forth on Schedule 4.11:

               (A) The plans are in substantial compliance with ERISA and each plan which is intended to be qualified under Section 401 (a) of the Internal Revenue Code (the "Code") has been determined by the Internal Revenue Service ("IRS") to be so qualified or a request for such determination has been timely filed with the IRS (and to Seller's knowledge nothing has occurred between the date of the last such determination and the Closing to cause the IRS to revoke such determination);

               (B) No accumulated funding deficiency, as defined by Section 302(a)(2) of ERISA, exists (whether or not waived) with respect to the plans as of the date hereof;

               (C) Neither the plans nor Seller, its agents, representatives or any fiduciaries of the plans have been or are presently engaged in any non-exempt "prohibited transactions" as defined by Section 406 of ERISA or Section 4975 of the Code;

               (D) No liability has been, or is expected by Seller to be, incurred by the Seller under Section 4062 of ERISA with respect to the Plans;

               (E) Seller has not incurred any "withdrawal liability", as defined in Part 1 of Subtitle 7 of Title IV of ERISA with respect to any plan which is a "multiemployer plan" as defined in Section 4001 (a) of ERISA.

     4.12. Required Consents. The failure to obtain any third party consent to the transactions contemplated hereby, other than Required Consents, will not result in a Material Adverse Effect.

     4.13. Permits. Schedules 1.01 (xii) and 4.13 of this Agreement sets forth a list of all material licenses, franchises, permits or similar authorizations (the "Permits") issued by any federal, state or local governmental agency or entity in respect of the Business. The Permits constitute all material licenses, franchises, permits or similar authorizations required by any law, rule, regulation or order for Seller to own and conduct the Business, and there are no outstanding material violations of any Permits, Seller has received no notice from any governmental agency with respect to an alleged or actual violation by Seller of any Permit and no action is pending or, to the knowledge of Seller, threatened to cancel, modify or not renew any Permit or which would result directly or indirectly in the revocation, withdrawal, suspension, cancellation, or termination of, or any modification to, any Permit. To the best of Seller's knowledge, Seller has not received, at any time since February 28, 1993, any notice or other communication (whether oral or written) from any governmental body or any other person regarding (A) any actual, alleged, possible, or potential material violation of or failure to materially comply with any term or requirement of any Permit, or any actual, proposed, possible, or potential revocation, withdrawal, suspension, cancellation, termination of, or modification to any Permit. All applications required to have been filed for the renewal of the Permits have been duly filed on a timely basis with the appropriate governmental bodies, and all other filings required to have been made with respect to such Permits have been duly made on a timely basis with the appropriate governmental bodies. To the best of Sellers' knowledge, the Permits collectively constitute all of the governmental authorizations and permits necessary to permit Seller to lawfully conduct and operate the Business in the manner it is currently conducted and to operate the Businesses and to permit Seller to own and use the Assets in the manner in which it currently owns and uses such assets.

     4.14. VBP Financial Information. Seller has delivered, or will prior to Closing deliver, to Buyer: (a) unaudited balance sheets of the Seller as at February 28 or 29 (as the case may be) in each of the years 1994 through 1997, including the notes thereto, and the related statements of income, changes in stockholders' equity, and cash flow for each of the fiscal years then ended, together with the report thereon of Konowitz, Kahn & Company, P.C., independent certified public accountants, (b) a balance sheet of Seller as at February 28, 1997 (including the notes thereto), and the related statements of income, changes in stockholders' equity, and cash flow for the fiscal year then ended, together with the report thereon of Konowitz, Kahn & Company, P.C., independent certified public accountants, and (c) an internally generated balance sheet and statement of income as at November 30, 1996 for the nine (9) months then ended. Except as set forth in Schedule 4.14, such financial statements and notes are true and complete and fairly present the financial condition and the results of operations, changes in stockholders' equity, and cash flow of Seller as at the respective dates of and for the periods referred to in such financial statements, all in accordance with GAAP, subject, in the case of interim financial statements, to normal recurring year-end adjustments (the effect of which will not, individually or in the aggregate, be materially adverse); the financial statements referred to in this Article 4.14 reflect the consistent application of such accounting principles throughout the periods involved, without regard to the notes to such financial statements. No financial statements of any person other than Seller are required by GAAP to be included in the financial statements of Seller. All of the foregoing financial statements shall be identified in and attached hereto as Schedule 4.14.

     4.15. Representations. No other representation or warranty made by Seller or any of its affiliates in this Agreement, and no statement contained in any certificate, exhibit, document or other instrument furnished or to be furnished to Buyer pursuant hereto or in connection with the transactions herein contemplated, contains or will contain any untrue statement of material fact or omits or will omit to state a material fact necessary to make the statements contained herein and therein not misleading. No notice given pursuant to this Agreement will contain any untrue statement or omit to state a material fact necessary to make the statements therein or in this Agreement, in light of the circumstances in which they were made, not misleading. There is no fact known to Seller or its shareholders that materially adversely affects or materially threatens the assets, business, prospects, financial condition, or results of operations of Seller or the Business (on a consolidated basis) that has not been set forth in this Agreement or the Schedules attached hereto.

     4.16. No Material Adverse Change. Since November 30, 1996, there has not been, and prior to the Closing there will not be, any material adverse change in the Business, operations, properties, prospects, Assets, or condition of Seller, and to Seller's knowledge, no event has occurred or circumstance exists that may result in such a material adverse change or Material Adverse Effect.

     4.17. VAP Financial Information. Seller has delivered, or will prior to the Closing deliver, to Buyer: (a) unaudited consolidated balance sheets of VAP as at February 28 or 29 (as the case may be) in each of the years 1994 through 1997, and the related consolidated statements of income, changes in stockholders' equity, and cash flow for each of the fiscal years then ended, together with the report thereon of Konowitz, Kahn & Company, P.C., independent certified public accountants, (b) a consolidated balance sheet of VAP as at February 28, 1997 (including the notes thereto), and the related consolidated statements of income,' changes in stockholders' equity, and cash flow for the fiscal year then ended, together with the report thereon of Konowitz, Kahn & Company, P.C., independent certified public accountants, and (c) an internally generated balance sheet and statement of income as at November 30, 1996 for the nine (9) months then ended. Such financial statements and notes fairly present the financial condition and the results of operations, changes in stockholders' equity, and cash flow of VAP as at the respective dates of and for the periods referred to in such financial statements, all in accordance with GAAP, subject, in the case of interim financial statements, to normal recurring year-end adjustments (the effect of which will not, individually or in the aggregate, be materially adverse); the financial statements referred to in this Section 4.17 reflect the consistent application of such accounting principles throughout the periods involved, without regard to the notes to such financial statements. No financial statements of any person other than the VAP are required by GAAP to be included in the consolidated financial statements of VAP. All of the foregoing financial statements shall be identified in and attached hereto as Schedule 4.17.

     4.18. Seller's Books and Records. The books of account, minute books, stock record books, and other records of Seller, all of which have been or will be made available to Buyer, are complete and correct in all material respects and have been maintained in accordance with sound business practices. At the Closing, all of those books and records necessary for the continuing operation of the Business by Buyer will be transferred to Buyer.

     4.19. Seller's Property Interests. Schedule 4.19, attached hereto and incorporated herein by reference, contains a complete and accurate list of all real property, leaseholds, or other interests therein owned by Seller. Seller will make available to Buyer copies of the leases and other instruments by which Seller acquired such real property leases or interests, and copies of all title insurance policies, opinions, abstracts, environmental reports and surveys in the possession of Seller or Seller's shareholders or any related person, and relating to such property or interests. Seller owns no real property.

     4.20. Seller's Equipment. The Equipment of Seller is in good operating condition and repair, and is adequate for the uses to which they are being put, and none of such equipment is in need of maintenance or repairs except for ordinary, routine maintenance and repairs that are not material in nature or cost.

     4.21. Sales, Use and other Taxes. Seller has filed or caused to be filed all sales, use, franchise, personal property, occupancy or other tax returns that are or were required to be filed with respect to the Business or any of the Assets, pursuant to applicable law ("Taxes"). Seller has delivered or will make available to Buyer copies of all such tax returns relating to income, sales or franchise Taxes filed since 1993. Seller has paid, or made provision for the payment of, all Taxes that have or may have become due pursuant to those tax returns or otherwise, or pursuant to any assessment received by Seller. Seller has not been given or requested to given any waivers or extensions (or is or would be subject to a waiver or extension given by any other person) of any statute of limitations relating to the payment ' of Taxes or for which Seller may be liable. The charges, accruals, and reserves with respect to Taxes on the books of Seller are adequate (determined in accordance with GAAP) and are at least equal to Sellers liability for Taxes. There exists no proposed tax assessment against the Business or the Assets, except as disclosed in Schedule
4.21. No consent to the application of Section 341 (f)(2) of the IRC has been filed -with respect to any property or assets held, acquired, or to be acquired by Seller in connection with the Business. All Taxes that Seller is or was required to withhold or collect have been duly withheld or collected and, to the extent required, have been paid to the proper governmental body or other person. All Tax returns filed by (or that include on a consolidated basis) Seller are true, correct, and complete. There is no tax sharing agreement that will require any payment by Buyer after the date of this Agreement. Seller is not, or within the ten (10) year period preceding the Closing Date has not been, an "S" corporation.

     4.22. Operation of the Business. Except as set forth in Schedule 4.22, since November 30, 1996, Seller has conducted the Business only in the ordinary course of business and there has not been any: (i) payment or increase by Seller of any bonuses, salaries, or other compensation to any stockholder, director, officer, or (except in the ordinary course of business) employee or entry into any employment, severance, or similar contract with any director, officer, or employee; (ii) adoption of, or increase in the payments to or benefits under, any profit sharing, bonus, deferred compensation, savings, insurance, pension, retirement, or other employee benefit plan for or with any employees of Seller;
(iii) damage to or destruction or loss of any Asset or property of Seller to be transferred to Buyer pursuant to this Agreement, whether or not covered by insurance, materially and adversely affecting the properties, assets, business, financial condition, or prospects of Seller or the Business, taken as a whole;
(iv) entry into, termination of, or receipt of notice of termination of (a) any license, distributorship, dealer, sales representative, joint venture, credit, or similar agreement, or (b) any contract or transaction involving a total remaining commitment by or to Seller of at least $5,000; (c) sale (other than sales of inventory in the ordinary course of business), lease, or other disposition of any asset or property of Seller or mortgage, pledge, or imposition of any Lien on any Asset or property of Seller to be transferred to Buyer pursuant to this Agreement, including the sale, lease or other disposition of the Assets; (d) cancellation or waiver of any claims or rights with a value to Seller with respect to the Business or the Assets in excess of $5,000; (e) material change in the accounting methods used by Seller; or (f) agreement, whether oral or written, by Seller to do any of the foregoing.

     4.23. Vendors and Customers of Seller. Schedule 4.23(A) sets forth the top fifteen (15) vendors (based on total dollars purchased in the calendar year
1996) of products that are sold by Seller as part of its inventory, including the vendor name, address, telephone number, contact person, products and total dollar value of calendar year 1996 purchases by Seller from the vendor, and all rebates, discounts, volume or other incentives given by the vendor to Seller.
Schedule 4.23(6) sets forth the top two hundred (200) customers of Seller and the top twenty (20) customers of each branch of Seller (in each case based dollar volume of purchases in the calendar years 1995 and 1996), including the customer name, address, phone number, contact person, dollar volume purchased by the customer from Seller in calendar year 1996, and any rebates, volume discounts, or other incentives provided by Seller to each such customer. Except as set forth in Schedules 4.23(A) and (B), there are no other rebates, discounts or other incentives received by Seller from vendors or given by Seller to its customers. Since January 1, 1997, there has been no material adverse change in Seller's relationship with any of the vendors or customers set forth in Schedule 4.23(A) or (B), except routine changes in pricing in the ordinary course of business.

     4.24. Product Pricing. The prices set forth in Seller's current computer generated price code books (which prices are subject to change without notice to customers) attached hereto and incorporated herein by reference as Schedule 4.24, accurately reflect the prices charged by Seller to its customers, except for the rebates, discounts and other incentives identified in Schedule 4.23(A) and (B).

     4.25. Insurance. Seller has delivered to Buyer (i) true and complete copies of all policies of insurance (other than health insurance policies) to which Seller is a party, or has been covered at any time within the five (5) years preceding the date of this Agreement; and (ii) true and complete copies of all pending applications for policies of insurance (other than health insurance policies). Schedule 4.25 describes: (A) any self-insurance arrangement by or affecting the Business or the Assets, including any reserves established thereunder; (B) any contract or arrangement, other than a policy of insurance, for the transfer or sharing of any risk by Seller; and (C) all obligations of Seller to third parties with respect to insurance (including such obligations under leases and service agreements) and identifies the policy under which such coverage is provided. Seller has provided Buyer with true, accurate and complete summaries of the loss experience under each policy. Except as set forth on
Schedule 4.25, all policies to which Seller is a party or that provide coverage to Seller are valid, outstanding, and enforceable, will be maintained in full force and effect until the Closing Date, and are sufficient for compliance with all legal requirements, Permits and Commitments to which Seller is a party or by which it is bound. Seller has paid all premiums due, and have otherwise performed all of its obligations, under each policy to which Seller is a party or that provides coverage with respect to the Business, Assets or properties of Seller.

     4.26. Broker's Fees. Seller and its agents have incurred no obligation or liability, contingent or otherwise, for brokerage or finders' fees or agents' commissions or other similar payment in connection with this Agreement or the contemplated transactions.

     4.27.  Certain Payments. Since February 28, 1992, except as set forth in
Schedule 4.27, to the best of Seller's knowledge, Seller, nor any director, officer, agent, or employee or shareholder of Seller, or any other person associated with or acting for or on behalf of Seller, has directly or indirectly: (a) made any contribution, gift, bribe, rebate, payoff, influence payment, kickback, or other payment to any person, private or public, regardless of form, whether in money, property, or services (i) to obtain favorable treatment in securing business, (ii) to pay for favorable treatment for business secured, (iii) to obtain special concessions or for special concessions already obtained, for or in respect of Seller or the Business, or any related person or affiliate of Seller, or (iv) in violation of any law; or (b) established or maintained any fund or asset that has not been recorded in the books and records of Seller.

     4.28. Environmental Matters. Except as set forth in Schedule 4,28, to the best of Seller's knowledge:

          (a) Seller is, and at all times has been, in material compliance with, and has not been and is not in violation of or liable under, any environmental law, rule and regulation ("Environmental Law"). Seller has no basis to expect, nor has any other person for whose conduct Seller is or may be held to be responsible received, any actual or threatened order, notice, or other communication from (i) any governmental body or private citizen acting in the public interest, or (ii) the current or prior owner or operator of any facilities of Seller, of any actual or potential violation or failure to comply with any Environmental Law, or of any actual or threatened obligation to undertake or bear the cost of environmental remediation with respect to any of Seller's facilities or any other properties or assets (whether real, personal, or mixed) in which Seller has had an interest, or with respect to any property or facility at or to which Hazardous Materials (as defined by applicable law) were generated, manufactured, refined, transferred, imported, used, or processed by Seller or any other person for whose conduct Seller is or may be held responsible, or from which Hazardous Materials have been transported, treated, stored, handled, transferred, disposed, recycled, or received;

          (b) There are no pending or threatened claims, Liens, or other restrictions of any nature, resulting from any environmental, health, and safety liabilities or arising under or pursuant to any Environmental Law, with respect to or affecting any of the facilities or any other properties and assets (whether real, personal, or mixed) in which Seller has or had an interest;

          (c) Seller has no knowledge of any basis to expect, nor has any other person for whose conduct Seller is or may be held responsible, received, any citation, directive, inquiry, notice, order, summons, warning, or other communication that relates to hazardous activity, Hazardous Materials, or any alleged, actual, or potential violation or failure to comply with any Environmental Law, or of any alleged, actual, or potential obligation to undertake or bear the cost of any environmental, health, and safety liabilities with respect to any of the facilities or any other properties or assets (whether real, personal, or mixed) in which Seller had an interest, or with respect to any property or facility to which Hazardous Materials generated, manufactured, refined, transferred, imported, used, or processed by Seller or any other person for whose conduct it is or may be held responsible, have been transported, treated, stored, handled, transferred, disposed, recycled, or received;

          (d) Neither Seller nor any other person for whose conduct Seller is or may be held responsible, has any environmental, health, and safety liabilities with respect to the facilities or, to the best of Seller's knowledge, with respect to any other properties and assets (whether real, personal, or mixed) in which Sellers or the Business (or any predecessor), has or had an interest, or at any property geologically or hydrologically adjoining the facilities or any such other property or assets;

          (e) Except for quantities of materials used in the ordinary course of business and in compliance with applicable laws, there are no Hazardous Materials present on or in the environment at the facilities or at any geologically or hydrologically adjoining property, including any Hazardous Materials contained in barrels, above or underground storage tanks, landfills, land deposits, dumps, equipment (whether moveable or fixed) or other containers, either temporary or permanent, and deposited or located in land, water, sumps, or any other part of the facilities or such adjoining property, or incorporated into any structure therein or thereon. Neither Seller nor any other person for whose conduct Seller is or may be held responsible or any other person, has permitted or conducted, or is aware of, any hazardous activity conducted with respect to the facilities or any other properties or assets (whether real, personal, or mixed) in which Seller has or had an interest except in full compliance with all applicable Environmental Laws;

          (f) There has been no release or threat of release, of any Hazardous Materials at or from the facilities or at any other locations where any Hazardous Materials were generated, manufactured, refined, transferred, produced, imported, used, or processed from or by the facilities, or from or by any other properties and assets (whether real, personal, or mixed) in which Seller has or had an interest, or any geologically or hydrologically adjoining property, whether by Seller or any other person;

          (g) Seller has delivered to Buyer true and complete copies and results of any reports, studies, analyses, tests, or monitoring possessed or initiated by Seller, or any person pertaining to Hazardous Materials or hazardous activities in, on, or under the facilities, or concerning compliance by Seller or any other person for whose conduct Seller is or may be held responsible, with Environmental Laws.

                                   ARTICLE V

                    REPRESENTATIONS AND WARRANTIES OF BUYER
                    ---------------------------------------


     5.01. Buyer's Organization. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Texas (provided, however, that prior to Closing, Buyer may reincorporate in the State of Delaware which will necessitate revisions to certain Closing documents accordingly), and has all requisite corporate power and authority to carry on its business as it is now being conducted, and to execute, deliver and perform this Agreement and to consummate the transactions contemplated hereby.

     5.02. Due Authorization, Execution and Delivery; Effect of Agreement. The execution, delivery and performance by Buyer of this Agreement and the consummation by Buyer of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Buyer. This Agreement has been duly and validly executed and delivered by Buyer and constitutes the legal, valid and binding obligation of Buyer, enforceable against it in accordance with its terms, except to the extent that such enforceability (a) may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to creditors rights generally, and (b) is subject to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law). The execution, delivery and performance by Buyer of this Agreement and the consummation by Buyer of the transactions contemplated hereby will not, with or without the giving of notice or the lapse of time, or both, subject to obtaining any required consents, approvals, authorizations or exemptions referred to in
Article 5.03 hereof, (i) violate any provision of law, rule or regulation to which Buyer is subject, (ii) violate any order, judgment or decree applicable to Buyer, or (iii) conflict with, or result in a breach or default under, the Articles of Incorporation, By-Laws or other similar charter documents of Buyer, or any agreement or other instrument to which Buyer is a party or by which it may be bound; except, in each case, for violations, conflicts, breaches or defaults which in the aggregate would not materially hinder or impair the consummation of the transactions contemplated hereby.

     5.03. Consents. Except for HSR approval as set forth in Article 9.12, no consent, approval or authorization of, or exemption by, or filing with, any governmental or regulatory authority or any other third party is required in connection with the execution, delivery or performance by Buyer of this Agreement.

     5.04. Availability of Funds. Buyer will have available on the Closing Date sufficient funds to, enable it to consummate the transactions by Buyer contemplated by this Agreement.

     5.05. Litigation. There is no litigation pending or, to Buyers knowledge, threatened, against Buyer or any of its affiliates which seeks to enjoin or obtain damages in respect of the consummation of the transactions contemplated hereby.


                                  ARTICLE VI

                        PRE-CLOSING COVENANTS OF SELLER

     From and after the date hereof and until the Closing Date, Seller hereby covenants and agrees with Buyer as follows:

     6.01. Cooperation and Assignments. Seller will use its best efforts to obtain all Required Consents and other third party consents and to cause the consummation of the transactions contemplated hereby in accordance with the terms and conditions hereof.

     6.02. Conduct of Business. From the date hereof to the Closing Date, except as otherwise may be contemplated by this Agreement or required by any of the documents listed in the Schedules annexed hereto and except as Buyer otherwise may consent to in writing, Seller will cause the Business to be operated in the ordinary course consistent with past practice in all material respects and use its best efforts (without the requirement to expend any funds outside of the ordinary course of business) to: (a) preserve the Business as a whole intact; (b) continue in effect all material existing policies of insurance (or comparable insurance) with third-party carriers of or relating to the Business; (c) keep available the services of the present officers, employees and agents of the Business; (d) preserve the Business' relationships with its material suppliers, customers, licensors and licensees and others having material business dealings with it; (e) continue production and promotional and sales efforts in accordance with existing plans and forecasts; (D from the date hereof to the Closing, except to the extent permitted pursuant to Article 2.04(c), Seller shall not make any additional purchase of inventory that is defined in Article 2.04 as "slow-moving" and shall use its good faith efforts to liquidate the "slow-moving" Inventory and (g) Seller shall not accelerate or prepay any of Seller's accounts payable. Seller will not take or agree or commit to take any action that would make any representation and warranty of Seller hereunder inaccurate or misleading in any material respect at, or as of any time prior to, the Closing Date.

     6.03. Access. (a) Seller shall continue to provide to Buyer, its counsel, financial advisors, auditors and other authorized representatives such reasonable information as such person from time to time may request with respect to the Business and the transactions contemplated by this Agreement, and shall permit Buyer and its representatives access, upon reasonable notice, to the properties, books and records of the Business, as Buyer from time to time may request. Seller shall also provide Buyer with access to its employees. Seller shall fully cooperate with Buyer if Buyer decides to audit Seller's historic financial performance (including but not limited to making available its records, personnel and outside accountants) in connection with Buyer's contemplated Bond Offering (defined below), all provided, however, that neither the taking of the audit or the results of the audit shall in any way affect this Agreement or Buyer's obligations to close the transactions contemplated herein and further provided that Buyer shall reimburse Seller for any and all direct costs and expenses paid to third parties (including without limitation, professional fees) incurred by Seller in connection therewith. No investigation by Buyer pursuant to this Section shall effect, negate or constitute a waiver of any representation or warranty given by Seller hereunder.

          (b) Buyer further acknowledges that any and all information obtained about Seller, the Business and the Assets, shall be deemed to be confidential and proprietary until the Closing and shall be subject to, and shall come within the scope of, any and all Confidentiality Agreements previously executed by Buyer. Notwithstanding anything herein to the contrary, from time to time, Buyer shall have the right to contact Seller's employees, including without limitation, management employees identified on Schedule 6.03 to investigate Seller, the Business and the Assets. Furthermore, Buyer shall have the right to describe and disclose the transactions contemplated herein and the Sellers business (including sales, profit and other summary financial data) in any memorandum and/or prospectus in connection with an offering of debt by Buyer (the "Bond Offering"), all provided, however, that Seller shall have the right to review and approve such description (which approval shall not be unreasonably withheld). In addition, in connection with the Bond Offering, Buyer shall have the right to disclose financial information concerning the Seller, to rating agencies, underwriters, accountants, attorneys and government agencies on a confidential and need to know basis.

          (c) The Buyer agrees that in the event the transactions contemplated herein are not consummated as a result of Buyer's breach of this Agreement, it will not for a period of one (1) year from and after the date the transactions and this Agreement are terminated: (i) either directly or indirectly, for itself or any third party, solicit, induce, recruit or cause another person in the employ of the Seller to terminate his/her employment for the purpose of joining, associating or becoming employed by the Buyer (or any of its affiliated entities) or with any business or activity which is in competition with any business or activity engaged in by the Seller; or (ii) directly or indirectly, for itself or for or through any subsidiary, affiliated or related entity, establish or acquire distribution centers for the sale of products sold by Seller, within the states of Connecticut (exclusive of Buyer's existing branch in Strafford, Connecticut), Massachusetts, New Hampshire and Rhode Island, and in the following counties within the state of New York: Rockland, Westchester, Putnam, Orange, Dutchess, Ulster, Sullivan, Columbia, Greene, Delaware, Broome, Tioga, Chemung, Rensselaer, Albany, Schoharie, Schenectady, Otsego, Chenango, Cortland, Tompkins, Schuyler, Madison, Onandaga, Cayuga, Seneca, Yates, Ontario, Monroe, Wayne, Fulton, Montgomery, Saratoga, Washington, Warren, Hamilton, Herkimer, Oneida, Oswego, Jefferson, Lewis, St. Lawrence, Franklin, Clinton and Essex.

          (d) In the event the restrictions on Buyer set forth in paragraph (c) of this Article 6.03 become operative, Seller agrees that it will not for a period of one (1) year from and after the date the transactions and this Agreement are terminated, directly or indirectly, for itself or for or through any subsidiary, affiliated or related entity, establish or acquire distribution centers for the sale of products sold by Seller, within the county of Monroe, State of New York.

     6.04. Notices of Certain Events. (a) Between the date of this Agreement and the Closing Date, Seller will promptly notify Buyer in writing if Seller becomes aware of:

          (i) any notice or other communication alleging that the consent of any person or governmental or regulatory agency or authority is or may be required in connection with the transactions contemplated by this Agreement;

          (ii) any notice or other communication from any governmental or regulatory agency or authority in connection with the transactions contemplated by this Agreement;

          (iii) any actions, suits, claims, investigations or proceedings commenced or, to the best of its knowledge threatened against, relating to or involving or otherwise affecting Seller or the Business or the Assets that, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to Article 4.05 or that relate to the consummation of the transactions contemplated by this Agreement; and

          (iv) any fact or condition that causes or constitutes a breach of any of the representations and warranties set forth in Article IV hereof as of the date of this Agreement, or if Seller becomes aware of the occurrence after the date of this Agreement of any fact or condition that would (except as expressly contemplated by this Agreement) cause or constitute a breach of any such representation or warranty had such representation or warranty been made as of the time of occurrence or discovery of such fact or condition.

     (b) Should any such fact or condition require any change in the Schedules annexed hereto if this Agreement was dated the date of the occurrence or discovery of any such fact or condition, Seller will promptly deliver to Buyer a supplement to the Schedule(s) specifying such change. During the same period, Seller will promptly notify Buyer of the occurrence of any breach of any covenant in this Article VI, or of the occurrence of any event that may make the satisfaction of the conditions in Article IX impossible or unlikely.

     6.05. Best Efforts. Between the date of this Agreement and the Closing Date, Seller will use its best efforts to cause the conditions in Article IX hereof to be satisfied and to cause the consummation of the transactions contemplated hereby in accordance with the terms and conditions hereof.

     6.06. Insurance. Schedule 6.06 of this Agreement contains a list of all insurance policies and fidelity bonds covering the Assets, the operations of the Business and its employees. Seller shall maintain all such insurance policies in full force and effect through the Closing or until the termination of this Agreement as provided in Article XIII.

     6.07. Trade Payables. Seller shall deliver to Buyer a schedule of all of the Assumed Trade Payables, including all service, interest or other charges thereon as of the Date of Closing.

     6.08. Exclusive Dealing. From the date hereof until the earlier of the date of termination of this Agreement or May 27, 1997, Seller shall deal exclusively with Buyer regarding the sale of the Assets (other than in the ordinary course) and/or the Business and Seller shall not contact, solicit, negotiate or contract with any third party, or entertain any offer or request for information regarding the sale of the Assets (other than in the ordinary course) or the Business.

     6.09. Licenses, Permits, Required Third Party Consents. Prior to Closing, Seller will obtain all material licenses, permits and Required Third Party Consents.

                                  ARTICLE VII

                              COVENANTS OF BUYER

     Buyer hereby covenants and agrees with Seller as follows:

     7.01. Cooperation and Assumption. Subject to the fulfillment of the conditions set forth in Article IX, Buyer will endeavor to cause the consummation of the transactions contemplated hereby in accordance with the terms and conditions hereof.

     7.02.  Intentionally Deleted.

     7.03.  Intentionally Deleted.

     7.04. Books and Records; Personnel. For a period of six (6) years after the Closing Date (or such longer period as may be required by any governmental agency or ongoing litigation or in connection with any administrative proceeding):

            (a) Buyer shall not dispose of or destroy any of the business records and files of the Business transferred from the Seller to the Buyer; and

            (b) Buyer shall allow Seller and its representatives access to all business records and files of the Business which are transferred to Buyer and which are necessary for Seller to wind-up its business or prepare tax or other government filing related thereto, during regular business hours and upon reasonable notice at Buyer's principal places of business or at any location where such records are stored, and Seller shall have the right, at its own expense, to make copies of any such records and files.

     7.05.  Notices of Certain Events. Buyer shall promptly notify Seller of:

            (a) any notices or other communication alleging that the consent of any person or any governmental or regulatory agency or authority is or may be required in connection with the transactions contemplated by this Agreement, other than in respect of any consent identified as so required in a Schedule to this Agreement;

          (b) any notice or other communication from any governmental or regulatory agency or authority in connection with the transactions contemplated by this Agreement; and

          (c) any actions, suits, claims, investigations or proceedings commenced or, to the best of its knowledge threatened against, relating to or involving or otherwise affecting Buyer that, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to Article 5.05.

     7.06. Hiring of Employees. Buyer shall have no obligation to offer employment to or hire any of Seller's employees; provided, however, in the event Buyer does not offer employment to that number of Sellers current employees sufficient to assure that the number of Seller's current employees who are not offered employment by Buyer does not exceed forty-five (45), then Buyer shall be responsible for all state and federal plant closing notices and any associated liability in the event such notices are not given.

                                 ARTICLE VIII

                       POST-CLOSING COVENANTS OF SELLER

     8.01. Non-Competition. (a) Seller agrees that for the periods stated below, neither Seller, nor its shareholders, David Trachten and Fred Gross (together the "Shareholders"), nor Morris Trachten (the Shareholders and Morris Trachten being collectively referred to as the "Principals"), shall engage in any capacity either directly or indirectly, including, without limitation, as a principal or agent or for its own account or solely or jointly with others, or as a stockholder in any corporation, as a member of any limited liability company, or as a partner in any partnership or joint venture, or as a consultant or independent contractor, employee, salesperson or manager on behalf of others, within the states of Connecticut, Massachusetts, New Hampshire, New York or Rhode Island (together the "Non-Compete Area"),

            (i) in the distribution of roofing, siding and related building materials such as those products presently distributed by the Business for a period of fifteen (1 5) full years from the Closing Date (the "15 Year Non-Compete Period"); during the 15 Year Non-Compete Period, Seller and its Shareholders shall not solicit sales in the Non-Compete Area for a business which is in competition with the distribution of the types of products that Seller or any of the Principals were distributing prior to Closing as identified in this paragraph (a)(i); and

            (ii) in the distribution of windows and doors for a period of five
(5) full years from the Closing Date (the "5 Year Non-Compete Period"); during the 5 Year Non-Compete Period, Seller and the Principals shall not solicit sales in the Non-Compete Area for a business which is in competition with the distribution of the types of window products that Seller or any of the Principals were distributing prior to Closing as identified in this paragraph
(a)(ii);

provided that nothing herein shall (i) prohibit the acquisition or ownership of up to 1% of the outstanding voting securities of any corporation or other entity which is publicly owned; or (ii) prohibit Seller and its Principals from engaging as a manufacturer, contractor, or lumber yard representative so long as such businesses do not distribute roofing, windows, siding, doors and related building materials in competition with the types of distribution channels used by Seller or any of its Principals prior to Closing.

     During the 5 Year Non-Compete Period, neither Seller nor any of the Principals shall solicit or employ any individual employed by Buyer at any time during the 5 Year Non-Compete Period; thereafter, during the balance of the 15 Year Non-Compete Period, neither Seller nor any of the Principals shall solicit any individual while in the employ of Buyer. Seller and Buyer hereby agree that the consideration paid by Buyer under this Agreement is fair and adequate for the obligations of Seller and the Principals under this Article 8.01(a). Seller shall cause the Principals each to execute a covenant not to compete with Buyer in the form of the document attached hereto as Exhibit L and incorporated herein by this reference ("Principal's Covenant"). The obligations of the Principals under this Agreement shall be independent of and in addition to their respective obligations under any other agreement, including without limitation, the VAP Asset Purchase Agreement and any consulting or employment agreement.

     (b) If any provision contained in this Article shall for any reason be held invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provisions of this Article, but this Article shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein. It is the intention of the parties that if any of the restrictions or covenants contained herein is held to cover a geographic area or to be for a length of time which is not permitted by applicable law, or in any way construed to be too broad or to any extent invalid, such provision shall not be construed to be null, void and of no effect, but to the extent such provision would be valid or enforceable under applicable law, a court of competent jurisdiction shall construe and interpret or reform this Article to provide for a covenant having the maximum enforceable geographic area, time period and other provisions (not greater than those contained herein) as shall be valid and enforceable under such applicable law. Seller acknowledges that Buyer would be irreparably harmed by any breach of this Article and that there would be no adequate remedy at law or in damages to compensate Buyer for any such breach. Seller agrees that Buyer shall be entitled to injunctive relief requiring specific performance by Seller of this Section, and Seller consents to the entry thereof, without the necessity of proving actual damages, or posting bond or other security. Nothing herein shall be deemed an election or remedies or preclude Buyer from seeking any and all other remedies, both legal and equitable, for a breach of this Article 8.01.

     8.02.  Further Assurances and Power of Attorney.

            (a) Following the Closing, Seller will execute and deliver such other documents, certificates, agreements and other writings and take such other actions as may be necessary or desirable in order to consummate or implement the transactions contemplated by or to fulfill the terms and conditions of this Agreement and to vest in Buyer good title to the Assets.

          (b) At the request of Buyer on a case by case basis, Seller shall execute and deliver instruments sufficient to constitute and appoint, effective as of the Closing Date, Buyer and its successors and assigns as the true and lawful attorney of Seller with full power of substitution in the name of Buyer or in the name of Seller, but for the benefit of Buyer (i) to collect for the account of Buyer any Assets specified in Buyer's request, and (ii) to institute and prosecute all proceedings which Buyer may in its sole discretion deem proper in order to assert or enforce any right, title or interest in, to or under such Assets, and to defend or compromise any and all actions, suits or proceedings in respect of such Assets or the Assumed Liabilities. Buyer shall be entitled to retain for its own account any amounts collected pursuant to the foregoing powers, including any amounts payable as interest in respect thereof.

     8.03. Accounts Receivable Collection Guaranty. Seller guarantees Buyer's collection of the purchased Accounts Receivable and the accounts receivable purchased by Buyer from VAP under the VAP Agreement ("VAP Accounts Receivable"), provided, however, that the total aggregate liability of Seller shall be limited to One Million and 00/100 Dollars ($1,000,000.00) plus (a) any reductions in the Account Receivables and the VAP Accounts Receivable due to product warranty claims, product returns, prompt pay discounts and related credits and offset all in accordance with Sellers and/or VAP's standard policies (the "Maximum Accounts Receivable Guaranty").

     8.04. Post February 28, 1997 Accounts Receivable Collection Guaranty. Any accounts receivable with respect to sales of products by Seller and/or VAP made after February 28, 1997 which should be, prior to Closing, in the ordinary course of business and in accordance with Seller's (or VAP'S, as the case may be) standard credit/collection practices, written off Sellers (or VAP'S) books as bad debt or turned over by Seller (or VAP) for collection by an attorney or collection agency are hereinafter referred to as the "Post February 28 Write-offs"). The Maximum Accounts Receivable Guaranty shall be increased on the Closing Date by the amount of Post February 28 Write-Offs in excess of Seventy Five Thousand Dollars ($75,000.00).

     8.05. Accounts Receivable Interest Payment Collection Guaranty. Seller guarantees Buyer's collection of fifty percent (50%) of the Accounts Receivable Interest Payment (the "Accounts Receivable Interest Payment Guaranty").

     8.06. Termination of Seller's Employees. At Closing, Seller shall terminate the employment of Seller's employees set forth on the list delivered pursuant to Article 3.03(h).

     8.07. Transition of the Business to Buyer. For a period of sixty (60) days after the Closing, Seller shall cause the Principals to each use reasonable efforts to assist Buyer in transition of operation of the Business by Buyer, including without limitation, contacting customers of the Business for the purpose of encouraging the customers' continued patronage of the Business after the Closing.

     8.08. Post-Closing Access and Audit. For a period of one (1) year after the Closing, upon Buyer's request, Seller shall provide access and cooperate with Buyer with respect to a post-closing audit by Buyer of Seller's historic financial performance in connection with Buyers Bond Offering and related securities regulations which may require an audit to permit further acquisitions by Buyer of other businesses, provided that Buyer shall reimburse Seller for any and all direct costs and expenses paid to third parties (including without limitation, professional fees) incurred by Seller in connection therewith. Any such access shall be subject to the limitations set forth in Article 6.03(b).

                                ARTICLE VIII(A)

                        POST-CLOSING COVENANTS OF BUYER

     8A.01. COD-Plus Accounts/Discount-Rebate Applied Accounts. For a period of two (2) years after the Closing, Buyer will maintain the past practices of Seller with respect to "COD-Plus Accounts" (accounts where the account debtor has a past due balance and makes current purchases on a cash-on-delivery basis plus an additional amount to be applied to past due balance) and Discount-Rebate Applied Accounts (accounts where the account debtor has a past due balance and discounts and/or rebates to which the account debtor is entitled based on historic practices disclosed to Buyer on Schedule 4.23(B), are applied to the past due balance). All payments received with respect to COD-Plus Account shall be applied first to the current payment and then to the oldest item in the past due account.

     8A.02.  Accounts Receivable Reporting, Collection and Return.

             (a) Buyer will provide reports to Seller every thirty (30) days regarding the status of the Accounts Receivable and VAP Accounts Receivable. These reports will include an aged trial balance. Buyer will provide other information reasonably requested by Seller.

             (b) Annexed hereto as Exhibit M is an outline of Buyer's standard collection procedures (The Collection Procedures"). Buyer agrees to diligently and in good faith pursue the collection of all Accounts Receivable and VAP Accounts Receivable in accordance with the Collection Procedures. Anything in the Collection Procedures to the contrary notwithstanding, Buyer may but shall have no obligation to commence legal action to collect any Accounts Receivable or VAP Accounts Receivable. Any and all expenses incurred by Buyer in connection therewith, including without limitation, attorneys fees, filing fees and costs of suit, shall be the sole responsibility of Buyer, provided however, that any recoveries with respect to any Accounts Receivable or VAP Accounts Receivable shall apply first to all of Buyer's direct out-of-pocket expenses (including reasonable attorneys' fees), then to legally recoverable interest charges and last to the principal balance of the debt. In addition,

             (i) unless payment is designated as payment for a specific account as to which there is no accrued interest and/or service charges, the payment Will be applied first to post-Closing accrued interest and/or service charges, then to Seller's pre-Closing interest and/or service charges and then to the principal balance of the debt; and

          (ii) any interest which accrues post-Closing shall not reduce the Maximum Accounts Receivable Guaranty, all provided, however, that nothing shall prevent Buyer from asserting or pursuing a claim for such interest against the account debtor.

          (c) Sixty (60) days after the Closing, Seller shall have the right in its sole discretion at any time to assume from Buyer any Accounts Receivable or VAP Accounts Receivable which Buyer does not pursue (either by the commencement of legal action or otherwise) in accordance with the Collection Procedures as provided in paragraph (b) of this Article 8A.02.

          (d) If Buyer wishes to compromise or accept less than full payment of any Accounts Receivable or VAP Accounts Receivable, Buyer shall notify Seller and Seller shall within five (5) business days of receipt of such notice advise Buyer if (i) the proposed compromise or settlement is acceptable to Seller; or
(ii) if Seller wishes to assume the receivable from Buyer.

          (e) After twenty four (24) months following the Closing, Buyer may return any uncollected Accounts Receivable or VAP Accounts Receivable without the consent of Seller or VAP to the extent of the then current Accounts Receivable Guaranty Balance.

          (f) The Maximum Accounts Receivable Guaranty shall be reduced by and to the extent of the amounts paid by Seller to Buyer (or at Buyer's option offset against the Note) pursuant to this Article 8A.02 as follows:

          (i) the amount of any Accounts Receivable or VAP Accounts Receivable which Seller assumes from Buyer pursuant to paragraphs (c) and (e) on a dollar-for-dollar basis;

          (ii) the difference between the face amount of any Accounts Receivable or VAP Accounts Receivable compromised pursuant to paragraph (d)(i) and the gross amount paid to Buyer therefor;

          (iii) the difference between the face amount of any Accounts Receivable or VAP Accounts Receivable which Buyer presents to Seller for compromise and Seller elects to assume pursuant to paragraph (d)(ii) and the gross amount of the proposed compromised payment.

     8A.03. Payment of Salesmen Bonuses. All Salesmen Bonuses shall be paid by Buyer no more than ten (10) business days after the Closing, provided, however, that nothing herein shall require Buyer to hire any of Seller's salesmen.

                                  ARTICLE IX

                       CONDITIONS TO BUYER'S OBLIGATIONS

     The obligations of Buyer to consummate the purchase of the Assets under this Agreement shall be subject to the satisfaction (or written waiver by Buyer) on or prior to the Closing Date of all of the following conditions:

     9.01. Representations, Warranties and Covenants of Seller. Seller shall have complied in all material respects with all of its agreements, representations, warranties and covenants contained herein to be performed at or prior to the Closing Date (including the delivery to Buyer of all schedules, exhibits and documents referenced in this Agreement or necessary to the consummation of the transactions contemplated hereby), and all the representations and warranties of Seller contained herein must have been accurate in all material respects as of the date of this Agreement, and must be accurate in all material respects on and as of the Closing Date with the same effect as though made on and as of the Closing Date, except (a) as otherwise expressly set forth herein, and (b) to the extent that such representations and warranties were made as of a specified date (and as to such representations and warranties the same shall continue on the Closing Date to have been true as of the specified date). Buyer shall have received a certificate of Seller dated as of the Closing Date and signed by an officer of Seller, certifying as to the fulfillment of the conditions set forth in this Article 9.01.

     9.02. No Prohibition. No federal or state court, arbitrator or governmental body, agency or official shall have issued any order, and there shall not be any federal or state statute, rule or regulation, restraining or prohibiting the consummation of the Closing or the effective operation by Buyer of the Business after the Closing Date, and no proceeding challenging this Agreement or the transactions contemplated hereby or seeking to prohibit, alter or prevent or materially delay the Closing shall have been threatened or instituted by any federal or state governmental body, agency or official or any third party.

     9.03. Deliveries. Seller shall have delivered or caused to be delivered to Buyer of all the items set forth in Article 3.02 hereof.

     9.04. Leases. Seller shall have obtained the consents of each lessor to Buyer's assumption of Seller's rights and obligations under each lease of personal property or real property used in connection with the Business for which such lessor consent is required pursuant to the terms of such lease. In each consent, the lessor shall state certain factual matters, including, but not limited to, whether Seller is in default, rent, term, and security deposit amounts, if any. Lessor shall also agree that the conditions observed at the premises are acceptable to the lessor or lessor will look solely to Seller for any required repairs. The form and substance of the consent shall otherwise be-acceptable to Buyer.

     9.05. Required Consents. All Required Consents, in form and substance reasonably satisfactory to Buyer, shall have been obtained, and no such Required Consent shall have been revoked, conditioned or materially impaired.

     9.06. No Material Adverse Effect. From the date of this Agreement to the Closing Date, no event or occurrence shall have occurred which has a Material Adverse Effect.

     9.07. 1997 Receivables. Buyer has, prior to April 11, 1997, notified Seller of its objections to the 1997 Receivables for the reasons set forth in
Article 7.02(b) and the parties have not resolved such objections.

     9.08.  Physical Inventory. The physical inventory provided for in Article
2.04 shall have been taken and Buyer and Seller shall have agreed upon the value thereof in accordance with the provisions set forth in Article 2.04.

     9.09. Real Estate Transactions. Contemporaneously with the Closing, Seller's affiliates shall enter into leases and contracts of sale with respect to the Trachten Real Estate Properties.

     9.10. VAP Asset Purchase. VAP shall simultaneously close the purchase and sale of certain VAP assets located at VAP's Berlin, Connecticut center, pursuant to the Asset Purchase Agreement between Buyer and VAP of even date ("VAP Agreement").

     9.11. VAP Supply Agreement. On or before the Closing, VAP shall enter into a supply contract with Buyer in the form annexed hereto as Exhibit N (the "Supply Agreement").

     9.12. HSR Approval. Seller and Buyer shall have received all necessary authorizations, consents and approvals of governmental agencies referred to in
Article 1.06, or all applicable waiting periods (and any extensions thereof under HSR shall have expired or otherwise have been terminated.

     9.13. Employment Matters and Contracts. A consulting agreement with David Trachten in the form of Exhibit 0 annexed hereto and made a part hereof is executed and delivered at Closing.

                                   ARTICLE X

                      CONDITIONS TO SELLER'S OBLIGATIONS

     The obligations of Seller to consummate the sale of the Assets under this Agreement shall be subject to the satisfaction (or written waiver by Seller) on or prior to the Closing Date of all of the following conditions:

     10.01. Representations, Warranties and Covenants of Buyer. Buyer shall have complied in all material respects with all of its agreements, representations, warranties and covenants contained herein to be performed at or prior to the Closing Date, and all of the representations and warranties of Buyer contained herein must have been accurate in all material respects as of the date of this Agreement, and must be accurate in all material respects on and as of the Closing Date with the same effect as though made on and as of the Closing Date except (a) as otherwise contemplated hereby; and (b) to the extent that such representations and warranties were made as of a specified date (and as to such representations and warranties the same shall continue on the Closing Date to have been true as of the specified date). Seller shall have received a certificate of Buyer, dated as of the Closing Date and signed by an officer of Buyer, certifying as to the fulfillment of the conditions set forth in this
Article 10.01.

     10.02. No Prohibition. No federal or state court, arbitrator or governmental body, agency or official shall have issued any order, and there shall not be any federal or state statute, rule or regulation, restraining or prohibiting the consummation of the Closing, and no proceeding challenging this Agreement or the transactions contemplated hereby or seeking to prohibit, alter or prevent or materially delay the Closing shall have been threatened or instituted by any federal or state governmental body, agency or official or any third party.

     10.03. Deliveries. Buyer shall have delivered or caused to be delivered to Seller of the items set forth in Article 3.03 hereof.

     10.04. Real Estate Acquisitions. Contemporaneously with the purchase of the Assets, Buyer and its affiliates shall enter into leases and contracts of sale with respect to the Trachten Real Estate Properties.

     10.05. VAP Supply Agreement. Buyer shall execute and deliver the Supply Agreement.

                                  ARTICLE XI

                             INTENTIONALLY DELETED

                                  ARTICLE XII

                      INDEMNIFICATION AND RELATED MATTERS

     12.01.  Indemnification by Seller. Subject to the provisions of this
Article XII, Seller agrees to indemnify and hold Buyer harmless from and against any losses, including without limitation, any claims, actions, demands, losses, costs, expenses, liabilities (joint or several), penalties, taxes, damages, and reasonable attorneys' fees incurred in connection therewith ("Losses"):

             (a) Any and all Losses resulting from or arising out of any misrepresentation or breach of warranty made by Seller in this Agreement, the certificate delivered pursuant to Section 9.01 hereof, or any other certificate or document delivered by Seller pursuant to or in connection with this Agreement;

             (b) Any and all Losses resulting from or arising out of the failure of Seller to comply with any of the covenants, agreements or other obligations contained in this Agreement which are required to be performed by Seller;

          (c) Any and all Losses resulting from or arising out of Excluded Liabilities;

          (d) Any and all Losses of any nature whatsoever resulting from or arising out of any violation by Seller of any federal, state or other applicable laws (including ERISA and the Code) relating to labor and employment of persons employed by Seller on or before the Closing Date in connection with the Business;

          (e) Any and all Losses arising out of or relating to the waiver by Seller and Buyer of compliance with any applicable bulk sale laws or regulations, except with respect to any obligation which is an Assumed Liability;

          (f) Any and all Losses resulting from or arising directly or indirectly from any agreements or commitments, whether oral or written, between the Seller and any employee, independent contractor or other person who has provided services on before the Closing Date to the Seller, whether now or hereafter existing;

          (g) Any and all Losses resulting from or arising out of the failure of the Seller to pay any taxes with respect to the Business, the Assets or the Employees arising or accruing on or prior to the Closing;

          (h) Any and all Losses resulting from or arising out of the Scheduled Litigation; and

          (i) Any and all Losses resulting from or arising out of any of Seller's pension or retirement plans.

     12.02. Indemnification by Buyer. Subject to the provisions of this Article Xii, Buyer agrees to indemnify and hold Seller harmless from and against any Losses, as defined in Article 12.01, with respect to:

          (a) Any and all Losses resulting from or arising out of any misrepresentation or breach of warranty made by Buyer in this Agreement;

          (b) Any and all Losses resulting from or arising out of the failure of Buyer to comply with any of the covenants, agreements or other obligations contained in this Agreement which are required to be performed by Buyer;

          (c) Any and all Losses resulting from or arising out of Assumed Liabilities after the Closing.

          (d) Any and all Losses resulting from and arising on or after the Closing solely out of Buyer's non-assumption of Seller's collective bargaining agreements or its failure to reach agreements with the respective collective bargaining units.

     12.03. Determination of Damages and Related Matters. In calculating any amounts payable to Buyer pursuant to Article 12.01 or payable to Seller pursuant to Article 12.02, any diminution of value to the Business shall be deemed damages suffered by Buyer, and Seller or Buyer, as the case may be, shall receive credit for (i) any actual reduction in tax liability as a result of the facts giving rise to the claim for indemnification, and (ii) any insurance recoveries actually received by the party to be indemnified. The right to indemnification, reimbursement or other remedy based on a breach of any representations, warranties, covenants, and obligations hereunder will not be affected by any investigation conducted with respect to, or any knowledge acquired (or capable of being acquired) about the accuracy or inaccuracy of, or compliance with, any such representation, warranty, covenant, or obligation.

     12.04. Survival of Representations, Warranties and Covenants and Obligations. The representations, warranties, covenants and obligations contained in this Agreement and any other certificate, schedule or document delivered pursuant to this Agreement will survive the Closing Date. Neither Seller nor Buyer will have any liability for indemnification under this Article XII unless notice of a claim for indemnity or notice of facts as to which an indemnifiable loss is expected to be incurred shall have been given on a date which is on or before five years from the Closing Date, except for a claim relating to or with respect to the representations, warranties, covenants, agreements and obligations contained in Article VIII, Articles 1.05, 4.01, 4.02(b), 4.02(c), 4.03 or 4.11 which may be made at any time on or before the date which is ten years from the Closing Date.

     12.05. Notice of Indemnification. In the event any legal proceeding shall be threatened or instituted or any claim or demand shall be asserted by any person in respect of which payment may be sought by one person in respect of which payment may be sought by one party hereto from the other party under the provisions of this Article XII, the party seeking indemnification (the "Indemnitee") shall promptly cause written notice of the assertion of any such claim of which it has knowledge which is covered by this indemnity to be forwarded to the other party (the "Indemnitor"); provided that the failure to give such notice shall not affect the Indemnitee's rights hereunder except to the extent the lndemnitor is materially prejudiced by such failure. Any notice of a claim by reason of any of the representations, warranties or covenants contained in this Agreement shall state specifically the representation, warranty or covenant with respect to which the claim is made, the facts giving rise to an alleged basis for the claim, and the amount of the liability asserted against the Indemnitor by reason of the claim.

     12.06. Indemnification Procedure for Third Party Claims. Except as otherwise provided in Article XII hereof, in the event of the initiation of any legal proceeding against an Indemnitee by a third party, the Indemnitor shall have the absolute right after the receipt of notice, at its option and at its own expense, to be represented by counsel of its choice, and to defend the Indemnitee against, negotiate, settle or otherwise deal with any proceeding, claim, or demand which relates to any Losses indemnified against hereunder; provided, however, that the Indemnitee may participate in any such proceeding with counsel of its choice and at its expense and the Indemnitor shall not settle any such proceeding, claim or demand unless lndemnitee is fully released without any admission of liability. The parties hereto agree to cooperate fully with each other in connection with the defense, negotiation or settlement of any such legal proceeding, claim or demand. To the extent the Indemnitor elects not to defend such proceeding, claims or demand, and the Indemnitee defends against or otherwise deals with any such proceeding, claim-or demand, the Indemnitee may retain counsel, at the expense of the Indemnitor, and control the defense of such proceeding. The Indemnitee may not settle any such proceeding without the consent of the Indemnitor, which shall not be unreasonably withheld or delayed.

                                 ARTICLE XIII

                         TERMINATION PRIOR TO CLOSING

     13.01. Termination. This Agreement may be terminated at any time prior to the Closing:

          (a) by either Buyer or Seller if a material breach of any provision of this Agreement has been committed by the other party and such breach has not been waived in writing by the non-breaching party;

          (b) (i) by Buyer if any of the conditions of Article IX has not been satisfied as of the Closing Date or if satisfaction of such condition is or becomes impossible (other than through the failure of Buyer to comply with its obligations under this Agreement) and Buyer has not waived such condition on or before the Closing Date;

          (ii) by Seller if any of the conditions in Article X (including but not limited to the conditions set forth in Article 10.04 or 10.05) have not been satisfied as of the Closing Date or if satisfaction of such a condition is or becomes impossible (other than through the failure of Seller to comply with its obligations under this Agreement) and Seller has not waived such condition on or before the Closing Date;

          (c) by the mutual written consent of Buyer and Seller.

     13.02.  Effect of Termination.  Each party's right of termination under
Article 13.01 is in addition to any other rights it may have under this Agreement or otherwise, and the exercise of a right of termination will not be an election of remedies. If this Agreement is terminated pursuant to Article 13.01, all further obligations of the parties under this Agreement will terminate, except that the obligations in Articles 14.07 and 14.08 and Buyer's obligations of confidentiality set forth in Article 6.03 (c) will survive; provided, however, that if this Agreement is terminated by a party because of the breach of the Agreement by the other party or because one or more of the conditions to the terminating party's obligations under this Agreement is -not satisfied as a result of the other party's breach or default with respect to its obligations under this Agreement, the terminating party's rights and remedies shall be limited to those set forth in the Escrow Agreement.

                                  ARTICLE XIV

                                 MISCELLANEOUS

     14.01. Entire Agreement. This Agreement and the agreements contemplated hereby constitute the sole understanding of the parties with respect to the matters provided for herein and supersede any previous agreements and understandings between the parties with respect to the subject matter hereof. No amendment, modification or alteration of the terms or provisions of this Agreement shall be binding unless the same shall be in writing and duly executed by the parties hereto.

     14.02. Bulk Sales Laws. Buyer and Seller each hereby waive compliance by Seller with the provisions of the "bulk sales", "bulk transfer" or similar laws of any state of the United States. Seller agrees to indemnify and hold Buyer harmless against any and all Losses incurred by Buyer or any of its affiliates as a result of any failure to comply with any such "bulk sales", "bulk transfer" or similar laws. Seller hereby agrees to fully comply with and cooperate with Buyer concerning filing any notices or other information with the States of Connecticut, Massachusetts, New Hampshire, New York and Rhode Island, prior to the Closing in accordance with applicable statutes and regulations concerning bulk sales tax liabilities of Seller, including compliance with any tax escrow which may be required by the appropriate agency.

     14.03. Successors and Assigns. The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and permitted assigns of the parties hereto. This Agreement may not be assigned by Buyer without the prior written consent of the Seller.

     14.04. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall for all purposes be deemed to be an original and all of which shall constitute the same instrument. This Agreement shall become effective when each party hereto shall have received a counterpart hereof signed by the other party hereto.

     14.05. Articles and Section Headings; Construction. The headings of Articles and Sections in this Agreement are provided for convenience only and will not affect its construction or interpretation. All references to "Articles" or "Sections" refer to the corresponding Articles or Sections of this Agreement. All words used in this Agreement will be construed to be of such gender or number as the circumstances require. Unless otherwise expressly provided, the word "including" does not limit the preceding words or terms.

     14.06. Amendments; No Waivers. (a) Any provision of this Agreement may be amended or waived prior to the Closing Date if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by Buyer and Seller, or in the case of a waiver, by the party against whom the waiver is to be effective.

          (b) No failure or delay by either party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by applicable law or in equity.

     14.07. Broker's Fees. Except as disclosed in Schedule 14.07, each of the parties hereto represents and warrants to the other that it has had no dealings with any broker or finder in connection with the transactions contemplated by this Agreement. Seller agrees to indemnify and hold Buyer harmless from and against any and all liability to which Buyer or the Business may be subjected by reason of any broker's or finder's fee with respect to the transactions contemplated hereby to the extent such fee is attributable to any action undertaken by or on behalf of Seller or is made by any person claiming by, through or under Seller. Buyer agrees to indemnify and hold Seller harmless from and against any and all liability to which Seller may be subjected by reason of any broker's or finder's fee with respect to the transactions contemplated hereby to the extent such fee is attributable to any action undertaken by or on behalf of Buyer or is made by any person claiming by, through or under Buyer.

     14.08. Expenses. Except as otherwise specifically provided for in this Agreement, Seller and Buyer shall each pay all costs and expenses incurred by it or on its behalf in connection with this Agreement and the transactions contemplated hereby, including fees and expenses of its own financial consultants, accountants and counsel.

     14.09. Notices. Any notice, request, instruction or other document to be given hereunder by any party hereto to any other party shall be in writing and delivered personally or sent by registered or certified mail, postage prepaid, if to Seller to:

     David Trachten
     Viking Building Products, Inc.
     33-39 John Street
     New Britain, CT 06051
     Facsimile: (203) 827-1754

     with a copy to:

     Stuart Kudman, Esq.
     Kudman, Trachten & Kessler
     The Empire State Building
     350 Fifth Avenue
     Suite 1423
     New York, NY 10118-1487
     Facsimile: (212) 868-0013

     if to Buyer to:

     Kenneth A. Hendricks, President
     American Builders & Contractors Supply Co., Inc.
     One ABC Parkway
     Beloit, WI 53511
     Facsimile:  (608) 362-6529

     with a copy to:

     Karl W. Leo, Esq.
     Leo and Associates
     200 Randolph Avenue
     Suite 200
     Huntsville, AL 35801
     Facsimile: (205) 539-6000

or at such other address for a party as shall be specified by like notice. Any notice which is delivered personally in the manner provided herein shall be deemed to have been duly given to the party to whom it is directed upon actual receipt by such party (or its agent for notices hereunder). Any notice which is addressed and mailed in the manner herein provided shall be deemed to have been duly given to the party to which it is addressed at the close of business, local time of the recipient, on the fifth (5th) business day after the day it is so placed in the mail.

     14.10. Governing Law. This Agreement shall be construed in accordance with and governed by the laws of the State of New York applicable to agreements made and to be performed in such jurisdiction. Any action to enforce, which arises out of or in any way relates to, any of the provisions of this Agreement or the Closing documents shall be brought and prosecuted in the Courts of the State of New York or any federal court with jurisdiction in the State of New York. Each party irrevocably: (i) submits to the exclusive jurisdiction of the Courts of New York and any federal court with general jurisdiction in the State of New York; and (ii) waives any objection which it may have at any time to the laying of venue of any suit, action or proceeding ("Proceeding") brought in any such court, waives any claim that such Proceedings have been brought in an inconvenient forum and further waives the right to object, with respect to such Proceedings, that such court does not have jurisdiction over such party. The parties irrevocably consent to service of process given in the manner provided for notices in Section 14.09. Nothing in this Agreement will affect the right of any party to serve process in any other manner permitted by law.

     14.11. Public Announcements. Neither Seller (nor any of its affiliates) nor Buyer (nor any of its affiliates) shall make any public statements, including any press releases, with respect to this Agreement and the transactions contemplated hereby without the prior written consent of the other party (which consent may not be unreasonably withheld), except as may be required by law or pursuant to a listing agreement with a national securities exchange.

     14.12. Further Assurances. At any time or from time to time after the Closing Date, either party shall, at the request of the other party and at such other party's expense, execute and deliver any further instruments or documents and take all such further action as such party reasonably may request in order to consummate and make effective the sale contemplated by this Agreement.

     14.13. Severability. If any provisions hereof shall be held by any court of competent jurisdiction to be illegal, void or unenforceable, such provision shall be of no force and effect, but the illegality or unenforceability shall have no effect upon and shall not impair the enforceability of any other provision of this Agreement.

     14.14. Sales and Transfer Taxes. All applicable sales, transfer, documentary, use filing and other similar taxes and fees (including smog certificates due on vehicle transfer and excluding any income taxes of any kind) that may be due or payable as a result of the purchase of the Assets by Buyer from Seller contemplated in this Agreement, whether levied on the Seller or Buyer, shall be borne by the Buyer. Ad valorem taxes on tangible personal property for the year 1997 shall be prorated from the Date of Closing. Ad valorem taxes on equipment and inventory for the year 1997 shall be prorated as of the date of sale and a credit or deficit against the Purchase Price shall be provided through the Date of Closing. In the event actual ad valorem taxes have not been determined, the ad valorem taxes for 1997 shall be based upon the ad valorem taxes for 1996, subject to future adjustments when actual ad valorem taxes are determined.

     14.15. Third Party Beneficiary. Nothing expressed or referred to in this Agreement or any Schedule hereto is intended to or shall be construed to give any person or entity other than the parties to this Agreement any legal or equitable right, remedy or claim under or with respect to this Agreement, or any provision hereof, it being the intention of the parties hereto that this Agreement and all of its provisions and conditions are for the sole and exclusive benefit of the parties to this Agreement, their successors and permitted assigns, and for the benefit of no other person or entity.

     14.16. Arbitration. Any controversies or claim arising out of or relating to this Agreement, or the breach thereof, shall be settled by arbitration in New York, New York, in accordance with the Commercial Arbitration Rules of the American Arbitration Association, and judgment on the award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof. In the event of arbitration and/or litigation regarding this Agreement or the subject matter hereof, the prevailing party shall be entitled to recover from the other party its actual costs and expenses, including reasonable attorney's fees and arbitration costs; provided, however, that nothing in this Article 14.16 shall require any award of costs and expenses if there is no "prevailing" party in the discretion of the adjudicator.

     IN WITNESS WHEREOF, the undersigned have caused this Agreement to be executed as of the date first above written.

          BUYER:

          AMERICAN BUILDERS & CONTRACTORS

          SUPPLY CO., INC.


          By:_______________________________
                       Jeff Stentz


          SELLER:
          ------

          VIKING BUILDING PRODUCTS, INC.


          By:_______________________________
                David Trachten, President